                                                                  Exhibit (2)(A)






--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT


                                  by and among


                           FIGGIE INTERNATIONAL INC.,


                     FIGGIE INTERNATIONAL REAL ESTATE INC.,


                             FIGGIE PROPERTIES INC.,


                          FIGGIE LICENSING CORPORATION,


                           FIGGIE RISK MANAGEMENT CO.


                                       and


                                 SKL LIFT, INC.


                            Dated as of July 19, 1997



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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE

                                    ARTICLE I

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES....................  2

  SECTION 1.1    Purchase and Sale...........................................  2
  SECTION 1.2    Assumed Liabilities.........................................  7
  SECTION 1.3    Retained Liabilities........................................ 10
  SECTION 1.4    Consideration............................................... 12
  SECTION 1.5    Undertaking................................................. 12
  SECTION 1.6    Closing..................................................... 12
  SECTION 1.7    Deliveries by Seller........................................ 13
  SECTION 1.8    Deliveries by Buyer......................................... 14

                                   ARTICLE II

RELATED MATTERS.............................................................. 15

  SECTION 2.1    Excluded Intellectual Property; Use of Trade-
                 marks and Logos............................................. 15
  SECTION 2.2    Books and Records of the Business........................... 16
  SECTION 2.3    Ongoing or Transition Services.............................. 19
  SECTION 2.4    Intercompany Accounts....................................... 19
  SECTION 2.5    Exclusive Remedy............................................ 19
  SECTION 2.6    Post-Closing Adjustment..................................... 20

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER, FIGGIE REAL ESTATE,
FIGGIE PROPERTIES AND FIGGIE LICENSING....................................... 23

  SECTION 3.1    Organization and Authority of Seller........................ 23
  SECTION 3.2    Conveyed Subsidiaries....................................... 24
  SECTION 3.3    Consents and Approvals: No Violations....................... 27
  SECTION 3.4    Division and Subsidiary Financial Statements................ 29
  SECTION 3.5    Absence of Undisclosed Liabilities.......................... 29
  SECTION 3.6    Absence of Material Adverse Changes, etc.................... 30
  SECTION 3.7    Title; Properties and Assets Necessary for
                 Conduct of Business......................................... 31
  SECTION 3.8    Real Property............................................... 34
  SECTION 3.9    Real Property Leases........................................ 35
  SECTION 3.10   Material Contracts.......................................... 36

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                                                                            PAGE


  SECTION 3.11   Intellectual Property....................................... 37
  SECTION 3.12   Litigation.................................................. 38
  SECTION 3.13   Compliance with Applicable Law.............................. 39
  SECTION 3.14   Insurance................................................... 39
  SECTION 3.15   Employee Benefit Plans:  ERISA.............................. 40
  SECTION 3.16   Taxes....................................................... 44
  SECTION 3.17   Environmental Matters....................................... 47
  SECTION 3.18   Certain Fees................................................ 48
  SECTION 3.19   Employees................................................... 48
  SECTION 3.20   Powers of Attorney.......................................... 49
  SECTION 3.21   Accounts Receivable and Accounts Payable.................... 49
  SECTION 3.22   Inventory................................................... 49
  SECTION 3.23   Employee Relations; Labor Disagreements..................... 50
  SECTION 3.24   Related Party Transactions.................................. 51
  SECTION 3.25   Absence of Questionable Payments............................ 51
  SECTION 3.26   Customers and Vendors....................................... 52
  SECTION 3.27   Distributors and Representatives............................ 52
  SECTION 3.28   Defects in Products or Designs; Product Safety.............. 53
  SECTION 3.29   Product Warranties.......................................... 53

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER...................................... 53

  SECTION 4.1    Corporate Organization and Authority........................ 54
  SECTION 4.2    Consents and Approvals:  No Violations...................... 54
  SECTION 4.3    Litigation.................................................. 55
  SECTION 4.4    Investigation by Buyer...................................... 56
  SECTION 4.5    Solvency; Financing......................................... 56
  SECTION 4.6    Certain Fees................................................ 57

                                    ARTICLE V

COVENANTS.................................................................... 57

  SECTION 5.1    Conduct of the Business..................................... 57
  SECTION 5.2    Access to Information....................................... 61
  SECTION 5.3    Regulatory Compliance....................................... 62
  SECTION 5.4    Consents; Assignments....................................... 63
  SECTION 5.5    Reasonable Best Efforts, etc................................ 64
  SECTION 5.6    Public Announcements........................................ 64
  SECTION 5.7    Employees; Employee Benefits................................ 65

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                                                                            PAGE


  SECTION 5.8    Allocation of Purchase Price................................ 68
  SECTION 5.9    Proration of Certain Taxes.................................. 68
  SECTION 5.10   Warranty Claims............................................. 69
  SECTION 5.11   Delivery of Reports, Defaults, etc. Pending
                 Closing..................................................... 69
  SECTION 5.12   Real Property Title Review.................................. 70
  SECTION 5.13   Preliminary Environmental Assessment Reports. .............. 71
  SECTION 5.14   Agreement Not to Compete or Solicit......................... 72
  SECTION 5.15   Tax Returns. ............................................... 73


                                   ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES..................................... 73

  SECTION 6.1    Conditions to Each Party's Obligations...................... 73
  SECTION 6.2    Conditions to the Obligations of Buyer...................... 74
  SECTION 6.3    Conditions to the Obligations of Seller..................... 76

                                   ARTICLE VII

TERMINATION; AMENDMENT; WAIVER; SURVIVAL..................................... 77

  SECTION 7.1   Termination.................................................. 77
  SECTION 7.2   Procedure and Effect of Termination.......................... 78
  SECTION 7.3   Amendment, Modification and Waiver........................... 78
  SECTION 7.4   Survival of Representations and Warranties................... 79
  SECTION 7.5   Post-Closing Liability; Indemnification...................... 80
  SECTION 7.6   New Zealand Property......................................... 89

                                  ARTICLE VIII

DEFINITIONS.................................................................. 93

                                   ARTICLE IX

MISCELLANEOUS................................................................105

  SECTION 9.1    Further Assurances..........................................105
  SECTION 9.2    Notices.....................................................105
  SECTION 9.3    Severability................................................106
  SECTION 9.4    Assignment; Binding Effect..................................107

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                                                                            PAGE


  SECTION 9.5    No Third Party Beneficiaries................................107
  SECTION 9.6    Interpretation..............................................107
  SECTION 9.7    Entire Agreement............................................108
  SECTION 9.8    Governing Law...............................................108
  SECTION 9.9    Specific Performance........................................108
  SECTION 9.10   Counterparts................................................108

EXHIBIT A  -     Form of Undertaking
EXHIBIT B  -     Form of Bill of Sale
EXHIBIT C  -     Form of Deed
EXHIBIT D  -     Form of St. Joseph Lease
EXHIBIT E  -     Form of Closing Balance Sheet Report and Princi-
                 ples
EXHIBIT F  -     Form of Skadden, Arps, Slate, Meagher & Flom LLP
                 Opinion
EXHIBIT G  -     Form of Deacons Graham & James Opinion
EXHIBIT H  -     Form of Chapman Tripp Sheffield Young Opinion
EXHIBIT I  -     Form of Dickstein Shapiro Morin & Oshinsky LLP
                 Opinion
EXHIBIT J  -     Form of Seller's Release
EXHIBIT K  -     Form of Designee's Release
EXHIBIT L  -     Form of Conveyed Subsidiary's Release
EXHIBIT M  -     Form of New Zealand Lease


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                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of July 19, 1997, by and among Figgie International Inc., a Delaware corporation ("SELLER"), Figgie International Real Estate Inc., a Delaware corporation ("FIGGIE REAL ESTATE"), Figgie Properties Inc., a Delaware corporation ("FIGGIE PROPERTIES"), Figgie Licensing Corporation, a Delaware corporation ("FIGGIE LICENSING" and, together with Figgie Real Estate and Figgie Properties, the "ASSET AFFILIATES"), Figgie Risk Management Co., a Florida corporation, and SKL Lift, Inc. a Delaware corporation ("BUYER").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, Seller owns and operates the Business
(as hereafter defined);

                  WHEREAS, except as set forth in Section 3.2(c) of the Seller Disclosure Schedule (as hereafter defined), Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock of the Conveyed Subsidiaries (as hereafter defined); and

                  WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business as a going concern, including (i) all of the assets, properties and rights, the use of which is primarily in the Business (other than those specifically excluded as described in this Agreement) and (ii) all of the issued and outstanding common stock of the Conveyed Subsidiaries owned by Seller (the "SHARES") and the Designee Shares (as hereafter defined), and to assume certain liabilities relating thereto;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


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




                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                          AND ASSUMPTION OF LIABILITIES

                  SECTION 1.1 PURCHASE AND SALE.

                  (a) ASSETS. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement and subject to paragraphs
(c) and (d) of this Section 1.1 and to the other terms and conditions of this Agreement, at the Closing (as hereafter defined), Seller shall sell, convey, assign, transfer and deliver to Buyer, or shall cause to be sold, conveyed, assigned, transferred and delivered to Buyer, and Buyer shall purchase, acquire and accept from Seller and Seller's Designee (as hereafter defined), in each case free and clear of all liens, charges and encumbrances (except for Permitted Liens (as hereafter defined) and as otherwise expressly permitted by Sections
3.7 and 5.12 hereof), the Business as a going concern together with all of Seller's (or, in the case of certain real property, of Figgie Properties' or Figgie Real Estate's and, in the case of certain Intellectual Property (as hereafter defined), of Figgie Licensing's) rights, title and interests in and to all of the properties, contracts, rights and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), the use of which is primarily in the Business (the "ASSETS"), including, without limitation, the following:

                           (i) All of the real property owned as of the Closing
Date (as hereafter defined) by Seller, Figgie Properties or Figgie Real Estate, the use of which is primarily in the Business (other than the Retained Property (as hereafter defined)) (the "PROPERTY") and any rights of Seller, Figgie Properties or Figgie Real Estate in all facilities, easements, rights of way, licenses, permits and other appurtenances thereunto belonging (in each case, to the extent transferable) and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon, which Property is listed in
Section 1.1(a)(i) of the Seller Disclosure Schedule;

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                           (ii) All of the rights and incidents of ownership as
of the Closing Date of Seller, or Figgie Properties, in leases or subleases of real property, the use of which is primarily in the Business (the "REAL PROPERTY LEASES") and any rights of Seller or Figgie Properties in all easements, rights of way, licenses, permits and other appurtenances thereunto belonging (in each case, to the extent transferable) and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon, which Real Property Leases are listed in Section 1.1(a)(ii) of the Seller Disclosure Schedule;

                           (iii) All of the rights and incidents of ownership as
of the Closing Date of Seller in and to all the leases of personal property, the use of which is primarily in the Business, to the extent transferable, including all assets listed in Section 1.1(a)(iii) of the Seller Disclosure Schedule;

                           (iv) All machinery, equipment, tools, business
machines, vehicles, office furniture and fixtures, office equipment, computer data processing equipment, office materials, supplies, raw materials, work-in-process and inventory owned as of the Closing Date by Seller, the use of which is primarily in the Business, including all assets listed in Section 3.7(a)(i) of the Seller Disclosure Schedule;

                           (v) All rights and incidents of ownership of Seller
as of the Closing Date in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders, Employment Agreements (as hereafter defined) and other agreements (in each case, to the extent transferable), the use of which is primarily in the Business (the "CONTRACTS"), including the Material Contracts (as hereafter defined) listed in
Section 1.1(a)(v) of the Seller Disclosure Schedule;

                           (vi) All customer and supplier lists of the Business;


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                           (vii) All accounts receivable and prepaid expenses of
the Business, other than prepaid insurance, as of the Closing Date;

                           (viii) Subject to Sections 1.1(c)(v) and 2.1 hereof,
all domestic and foreign trademarks, service marks, certification marks, collective marks, collective membership marks, copyrights, registrations and applications for registration for any of the foregoing, patents and applications therefor, trade secrets, tradenames, service names, logos, assumed names, all rights of enforcement for past infringement thereof, royalty rights, and licenses thereof and thereto (excluding the Excluded Intellectual Property (as hereafter defined)), owned by Seller or Figgie Licensing as of the Closing Date, that are used primarily in the Business, (collectively, the "INTELLECTUAL PROPERTY"), including that Intellectual Property listed in Section 1.1(a)(viii) of the Seller Disclosure Schedule;

                           (ix) All of Seller's permits, licenses, approvals,
consents and authorizations by any Governmental Entity (as hereafter defined) (collectively, "PERMITS"), to the extent transferable, that are exclusively used or held for use in the Business as of the Closing Date;

                           (x) All of the Division's (as hereafter defined)
books and records relating solely to the Division and/or the Business;

                           (xi) All of the Division's other files, indices,
market research studies, surveys, reports, analyses and similar information relating to the Business;

                           (xii) All of the Shares and the share of common stock
of each of the Conveyed Subsidiaries owned by Seller's Designee (collectively, the "DESIGNEE SHARES");

                           (xiii) The goodwill of the Business in or arising
from the Assets and the business represented thereby;


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                           (xiv) All other assets listed in Section 1.1(a)(xiv)
of the Seller Disclosure Schedule;

                           (xv) All telephone, telex, e-mail, Internet, post
office box and other numbers and addresses primarily related to the Business, to the extent transferable;

                           (xvi) All sales data, brochures, catalogs,
literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media, that relate primarily to the Business; and

                           (xvii) Except as provided in Section 1.1(c)(iv)
hereof and except as arising from or relating to the Retained Liabilities (as hereafter defined), all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller and pertaining to, or arising out of, the Assets or offsetting any Assumed Liabilities (as hereafter defined), to the extent transferable.

                  (b) INSTRUMENTS OF TRANSFER. The sale, assignment, transfer and delivery of the Assets, including the Shares, shall be effected by delivery by Seller to Buyer of (i) the Bill of Sale (as hereafter defined), (ii) the Deeds (as hereafter defined), (iii) the certificates representing the Shares duly endorsed and in form for transfer to Buyer and (iv) the Other Instruments (as hereafter defined). Seller shall cause the Designee Shares to be sold, assigned, transferred and delivered to Buyer or, at Buyer's request, Buyer's designee and to deliver to Buyer or, at Buyer's request, Buyer's designee the certificate representing such shares duly endorsed and in form for transfer to Buyer or, at Buyer's request, Buyer's designee.

                  (c) EXCLUDED ASSETS. Notwithstanding anything contained in paragraph (a) of this Section 1.1 to the contrary, the Assets shall not include any of the following properties, contracts, rights and other assets (the "EXCLUDED ASSETS"):

                           (i) All rights that accrue or will accrue to Seller
under this Agreement;

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                           (ii) All cash and cash equivalents, including
certificates of deposit, short-term deposits, time investments and similar items and all securities (other than petty cash balances at the various locations of the Business, the Shares and the Designee Shares);

                           (iii) All tax refunds (including any interest
thereon) and all tax credits and deductions attributable to the Business prior to and including the Closing Date;

                           (iv) All insurance policies of Seller and all
refunds, rights and claims thereunder;

                           (v) Except as specifically provided in Section 2.1(b)
hereof, the Figgie Trademarks and Logos (as hereafter defined) and all intellectual property that is set forth in Section 1.1(c)(v) of the Seller Disclosure Schedule (such scheduled intellectual property, together with the Figgie Trademarks and Logos and the intellectual property that is not used primarily in the Business, the "EXCLUDED INTELLECTUAL PROPERTY"); and

                           (vi) That certain real property listed in Section
1.1(c)(vi) of the Seller Disclosure Schedule (the "RETAINED PROPERTY").

                  (d) NONASSIGNABILITY. Anything contained in this Agreement or any Related Agreement (as hereafter defined) to the contrary notwithstanding, neither this Agreement nor any Related Agreement shall constitute an assignment, transfer, sublicense or sublease of, or an agreement to assign, transfer, sublicense or sublease any right, title or interest in, to or under any, contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment, transfer, sublicense or sublease thereof, without the consent or waiver of a third party thereto (including a Governmental Entity) would constitute a breach thereof or a violation of any Legal Requirement (as hereafter defined), or in any way adversely affect the rights of Buyer or Seller thereunder, unless and until such consent or waiver has been duly obtained or such assignment, transfer, sublicense or sublease has

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



otherwise become lawful. In the event and to the extent that Seller is unable, with the assistance and cooperation of Buyer, to obtain any such required consent or waiver, Seller shall, as provided in and subject to Section 5.4 hereof, use its reasonable efforts to provide Buyer the benefits of any such contract, license, lease, commitment, sales order, purchase order or other agreement (including contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements pertaining to the use of (x) all software used primarily in the Business (collectively the "SOFTWARE CONTRACTS") and (y) all equipment that is material to the manufacturing operations of the Business (collectively, the "MANUFACTURING EQUIPMENT CONTRACTS").

                  SECTION 1.2 ASSUMED LIABILITIES. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement and subject to the terms and conditions of this Agreement, at the Closing, and concurrently with the purchase described in Section 1.1 hereof, Buyer shall assume and be responsible for all of the following obligations and liabilities (collectively, the "ASSUMED LIABILITIES"):

                  (a) Those Current Liabilities (as such accounting term is generally used) of Seller to the extent and only to the extent reflected as a liability or reserve (other than those liabilities or reserves set forth in Section 1.2(a) of the Seller Disclosure Schedule, which Buyer shall fully assume) on the Final Closing Balance Sheet (as hereafter defined), as of the close of business on the Closing Date, remaining unpaid or unperformed as of the Closing Date;

                  (b) Except as otherwise provided in Section 1.2(e) hereof in respect of clause 4 of the Hogan Service Agreement (as hereafter defined), all liabilities, obligations and costs of Seller arising after the Closing Date under any Contract assigned to Buyer pursuant to Section 1.1(a)(v) hereof or as to which arrangements have been made pursuant to Section 5.4 hereof which is set forth in the Seller Disclosure Schedule (or which is not required to be set forth thereon), or which was entered into after the date hereof and prior to the Closing Date in accordance with the provisions of this Agreement;

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




                  (c) All liabilities, obligations and costs of Seller arising under express, written or implied warranties in respect to products sold or manufactured or services performed by Seller and distributed in the ordinary course of the Business;

                  (d) Except as provided in Section 5.9 hereof, all liabilities and obligations for Taxes (as hereafter defined) of Seller or the Conveyed Subsidiaries that are attributable to or incurred in connection with the Business after the Closing Date;

                  (e) Except as provided in Section 1.3(g) hereof, liabilities and obligations attributable to or incurred in connection with the Business prior to, on or after the Closing Date with respect to Affected Employees (as hereafter defined) arising from, or relating to, any incentive, deferred compensation, insurance, employment, performance, vacation, retiree benefit plan, program, agreement or arrangement for the benefit of any current or former employee of the Division, including obligations under clause 4 of the Hogan Service Agreement; PROVIDED THAT in the case of any liability of a type required by GAAP (as hereafter defined) to be reflected on the Final Closing Balance Sheet then such liability only to the extent so reflected;

                  (f) All liabilities, obligations and costs arising under or in relation to any product liability suit, action, claim or proceeding (whether for personal injuries or property damages and whether or not related to the Hunterlift or Economy Engineering product lines) with respect to products sold or manufactured or services performed by the Division prior to, on or after the Closing Date if, but only if, such liabilities, obligations or costs arise out of events (which term for this purpose shall not be deemed to include either the sale or manufacture of products or the performance of services prior to the Closing Date) or accidents occurring after the Closing Date;

                  (g) All liabilities, obligations and costs of Seller from or relating to any claim for workers' compensation or automobile and similar liabilities for personal injuries arising in connection with the Business or in respect of persons employed in the Business prior to, on or after the Closing Date if, but only if, such liabilities, obligations or costs arise out of events or accidents occurring after the Closing Date;

                  (h) All liabilities, obligations and costs from or relating to any claim, demand, action, lawsuit or proceeding, which relates to the Business, Division or Assets by any third party, including any Governmental Entity (collectively, the "GENERAL LITIGATION CLAIMS"), if, but only if, such General Litigation Claims (i) are listed in Section 1.2(h) of the Seller Disclosure Schedule or (ii) arise out of events or accidents occurring after the Closing Date;

                  (i) All liabilities, obligations and costs of Seller from or relating to (i) any Environmental Claim, Release or presence of any Hazardous Materials, or violation of any Environmental Law (each as hereafter defined) which arises from or relates to the Business and which arose or occurred prior to the Closing Date if such Environmental Claim, Release, presence or violation, or a risk thereof or particular facts related thereto, was disclosed in, or reasonably ascertainable from a review of the Phase I Environmental Report described in Section 5.13 hereof (the "KNOWN PRE-CLOSING ENVIRONMENTAL LIABILITIES"), (ii) any Release or event that causes the presence of any Hazardous Materials, or violation of any Environmental Law, which arises from or relates to the Business and which occurs on or after the Closing (except for a period of ninety days following the Closing with respect to any violation prior to the Closing and continuing after the Closing, PROVIDED THAT Buyer shall have made reasonable efforts to correct such violation), or (iii) any Environmental Claim which arises from or relates to the Business and which arises from conditions or events that occur on or after the Closing (except for Environmental Claims relating to alleged violations of Environmental Law for a period of ninety days following the Closing with respect to any violation prior to the Closing and continuing after the Closing, PROVIDED THAT Buyer shall have made reasonable efforts to correct such violation).

                  (j) All liabilities, obligations and costs of Seller, or any of its Affiliates (as hereafter defined), from or relating to (x) that Amended and Restated Management Agreement dated as of June 9, 1997 between Seller and Richard A. Solon (other than Section 4.1 thereof) and (y) the letter agreements, as amended, initially entered into during the period commencing on March 14, 1996 and ending on May 22, 1997, between Seller and the persons set forth in
Section 1.2(j) of the Seller Disclosure Schedule;

                  (k) All liabilities, obligations and costs set forth in
Section 5.7 hereof;

                  (l) All liabilities, obligations and costs from or relating to the Hunterlift recall program except those with respect to the Fagan Litigation (as hereafter defined);

                  (m) All liabilities based, in whole or in part, upon the failure to comply with laws applicable to bulk sale transfers in respect of any liability that is otherwise an Assumed Liability; and

                  (n) All liabilities, obligations and costs incurred after the Closing Date from or relating to the FAGAN EQUIPMENT, ET AL. V. FIGGIE INTERNATIONAL INC. (Superior Court of California, County of Alameda, Southern Division, No. H-193146 8) potential class action in California (the "FAGAN LITIGATION"), if but only if the class of plaintiffs is not ultimately certified.

                  SECTION 1.3 RETAINED LIABILITIES. Notwithstanding anything in this Agreement to the contrary, other than Section 2.6(c) hereof, Buyer shall not assume and shall be deemed not to have assumed and be responsible for, and Seller shall be solely and exclusively liable and responsible for all debts, obligations, contracts or liabilities, whether known or unknown, contingent or otherwise, which arise out of the conduct of the Business prior to the Closing which are not Assumed Liabilities (the "RETAINED LIABILITIES"), including without limitation the following:

                  (a) All liabilities and obligations incurred in connection with the Excluded Assets;

                  (b) Except as provided in Section 2.6(c) hereof, all liabilities and obligations for Taxes of Seller or the Conveyed Subsidiaries that are attributable to or incurred in connection with the Business prior to or on the Closing Date;

                  (c) All liabilities and obligations owed to any current or former employee of the Division that arises prior to, on or after the Closing Date under any stock option, stock appreciation, stock purchase, phantom stock or other equity-based plan of Seller;

                  (d) All attorneys', accountants', brokers' or finder's fees or other costs or expenses of Seller incurred in connection with this Agreement or the transactions contemplated hereby, unless otherwise provided herein;

                  (e) All liabilities or obligations of any nature whatsoever arising out of any misrepresentation or breach of any warranty of Seller contained in this Agreement, or out of the failure of Seller to perform any of the covenants or agreements contained herein;

                  (f) All liabilities, obligations and costs relating to the Centaur insurance dispute;

                  (g) All liabilities, obligations and costs arising out of
Section 4.1 of the Amended and Restated Management Agreement dated June 9, 1997 between Seller and Richard A. Solon;

                  (h) All liabilities, obligations and costs of Seller from or relating to any claim for workers' compensation or automobile and similar liabilities for personal injuries arising in connection with the Business or in respect of persons employed in the Business prior to or on the Closing Date;

                  (i) All liabilities, obligations and costs arising under or in relation to any product liability suit, action, claim or proceeding (whether for personal injuries or property damages and whether or not related to the Hunterlift or Economy Engineering product lines) with respect to products sold or manufactured or services performed by the Division prior to, on or after the Closing Date, if, but only if, such liabilities, obligations or costs arise out of events or accidents occurring prior to or on the Closing Date;

                  (j) All liabilities, obligations and costs of Seller from or relating to any Environmental Claim, Release or presence of any Hazardous Materials, or violation of any Environmental Law arising prior to the Closing Date other than the Known Pre-Closing Environmental Liabilities;

                  (k) All liabilities, obligations and costs relating to the Fagan Litigation in the event that the conditions required in order for such litigation to become an Assumed Liability are not satisfied; and

                  (l) All liabilities based, in whole or in part, upon the failure to comply with laws applicable to bulk sale transfers in respect of any liability that is otherwise a Retained Liability.

                  SECTION 1.4 CONSIDERATION. The purchase price for the Assets shall be $150,000,000 in cash, as the same may be adjusted pursuant to Section
2.6 hereof (the "PURCHASE PRICE"). The amount payable at Closing shall be $150,000,000 in cash, as the same may be adjusted pursuant to Section 2.6(a) hereof (as so adjusted, the "CLOSING CASH PAYMENT"), payable in immediately available funds.

                  SECTION 1.5 UNDERTAKING. At the Closing, and as additional consideration for the purchase of the Assets, Buyer shall execute and deliver to Seller an undertaking substantially in the form attached hereto as Exhibit A (the "UNDERTAKING") pursuant to which Buyer shall agree to pay, perform and discharge when due, to the extent the same are unpaid, unperformed or undis-charged on the Closing Date, the Assumed Liabilities.

                  SECTION 1.6 CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place on the later of (i) the date that is forty-five (45) days after the date of this Agreement and (ii) upon the satisfaction or waiver of the conditions set forth in Article VI hereof at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or at such other time and place as the parties may agree.

                  SECTION 1.7 DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

                  (a) the Deeds, PROVIDED THAT as to the Deeds and other conveyancing documents requiring recordation, delivery to Buyer shall consist of physical delivery in escrow to Chicago Title Insurance Company, or such other title insurance company as shall be mutually acceptable to the parties hereto, not less than 2 business days prior to the Closing, together with Seller's authority at the Closing to file such documents for recordation;

                  (b) the Bill of Sale;

                  (c) the certificates representing the Shares and the Designee Shares duly endorsed and in form for transfer to Buyer or, in the case of the Designee Shares, Buyer's designee;

                  (d) the Other Instruments, if any;

                  (e) general assignments of registered and applied for Intellectual Property, including patents (excluding Excluded Intellectual Property) sufficient to transfer title to Buyer in such Intellectual Property under the laws of the United States, New Zealand and Australia (the "GENERAL ASSIGNMENTS");

                  (f) the Seller's Closing Certificate (as hereafter defined);

                  (g) the Seller's Release (as hereafter defined);

                  (h)  the Designee's Release (as hereafter defined);

                  (i) resignations of each of the following directors and officers of the Conveyed Subsidiaries: William M. Goellner, William J. Sickman and Robert D.
Vilsack;

                  (j) the St. Joseph Lease (as hereafter defined);

                  (k) the New Zealand Lease (as hereafter defined); and

                  (l) all other documents, instruments and writings necessary to consummate the transactions contemplated hereby or expressly required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

                  SECTION 1.8 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered) the following:

                  (a) the Closing Cash Payment, by wire transfer in immediately available funds to such bank account or accounts as shall be designated by Seller prior to the Closing;

                  (b) a duly executed Undertaking;

                  (c) the Conveyed Subsidiaries' Release (as hereafter defined);

                  (d) the St. Joseph Lease;

                  (e) the New Zealand Lease; and

                  (f) all other documents, instruments and writings (including, if necessary, the Other Instruments) necessary to consummate the transactions contemplated hereby or expressly required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

                                   ARTICLE II

                                 RELATED MATTERS

                  SECTION 2.1 EXCLUDED INTELLECTUAL PROPERTY; USE OF TRADEMARKS AND LOGOS.

                  (a) Buyer hereby expressly agrees and acknowledges that, subject to paragraph (b) of this Section 2.1, Seller is not transferring or selling to Buyer, and Buyer is not purchasing or acquiring from Seller, any right, title or interest in the Excluded Intellectual Property (including the Figgie Trademarks and Logos), it being understood that Seller shall retain all right to the Excluded Intellectual Property and the goodwill represented thereby and pertaining thereto.

                  (b) Buyer agrees that each of it and its Affiliates shall cease to make any use of the Figgie Trademarks and Logos as soon as practicable after the Closing Date and in any event within nine months thereafter, and from and after the Closing Date (or, in the case of the matters referred to in the following sentence, the respective nine-month anniversary or eighteen-month anniversary thereof) shall not hold itself out as having any continuing affiliation with Seller or its Affiliates. In addition, as promptly as practicable but in no event later than nine months following the Closing Date, Buyer shall, and shall cause its Affiliates to, remove, strike over or otherwise obliterate all of the Figgie Trademarks and Logos from all materials constituting Assets, including, without limitation, any vehicles, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other materials and Buyer shall cause all vehicles and, to the extent practicable, other Assets to be de-marked prior to their disposition to any third party; PROVIDED THAT until such stock is exhausted (but, in no event later than eighteen months following the Closing Date), Buyer may continue to use and dispose of raw materials, work in process and finished goods inventory on which such name is stamped or imprinted. If the laws of any country require that Buyer's right, as permitted herein, to use any inventory on which a Figgie Trademark or Logo is marked be registered in order to fully protect Seller,

Buyer and Seller shall use reasonable efforts to constitute Buyer as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If required by the laws of any country Seller shall, or if after the eighteen-month anniversary of the Closing Date Buyer desires to continue to use or dispose of finished goods inventory marked with a Figgie Trademark and Logo, Seller may, in its sole discretion, enter into such licensing agreement or agreements consistent with this Section 2.1(b) as Buyer shall reasonably request or as may be required by law with respect to the uses thereon of a Figgie Trademark or Logo. Any expenses for constituting Buyer as a registered user in any country shall be shared equally by Buyer and Seller. Any registration of Buyer as a permitted user of any marks hereunder shall be expunged on termination of the period of permitted use under this Agreement and Seller shall be entitled to, and Buyer shall cooperate with Seller to, take all necessary steps to that end.

                  (c) Seller agrees that each of Seller and its Affiliates that are controlled by Seller shall cease to make any use of the Intellectual Property as soon as practicable after the Closing Date and in any event within nine months following the Closing Date and, from and after the Closing Date (or, in the case of the matters referred to in the following sentence, the nine-month anniversary thereof), shall not hold itself out as having any affiliation with the Division or Buyer or its Affiliates. In addition, as promptly as practicable but in no event later than nine months following the Closing Date, Seller shall, and shall cause its Affiliates that are controlled by Seller to, remove, strike over or otherwise obliterate all trademarks and logos included in the Intellectual Property from all materials not constituting Assets, including, without limitation, any vehicles, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other materials.

                  SECTION 2.2 BOOKS AND RECORDS OF THE BUSINESS.

                  (a) Seller agrees to deliver to Buyer or make available to Buyer at the places of business of the

Business, at or as soon as practicable after the Closing, as requested by Buyer,
(i) all books and records of Seller to the extent such books and records relate exclusively to the Division and/or the Business and (ii) a copy of that portion of all other books and records that relate to the Division and/or the Business (in the case of each of (i) and (ii) above, including, but not limited to, correspondence, memoranda, personnel and payroll records and the like). Notwithstanding the foregoing and except as otherwise provided in Section 2.2(b) hereof, Seller shall not be obligated to provide (i) any books and records that relate solely to, or (ii) any distinct portion of any books and records that relate solely to, Seller as a whole or any divisions or Subsidiaries of Seller other than the Division and/or the Business.

                  (b) For a period of five years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts (as hereafter defined), (i) Seller shall retain all books and records relating to the Division and/or the Business that are integrated or non-separable from the books and records related to any divisions or Subsidiaries of Seller other than the Division and/or the Business and (ii) Buyer shall retain all other books and records of the Division and/or the Business, including, without limitation, all other such books and records of the Division and/or the Business (A) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date and (B) required to be retained pursuant to obligations imposed by any Government Contract, statute, rule or regulation (such books and records of the Division and/or the Business collectively, the "RECORDS").

                  (c) For a period of five years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts, (i) each party hereto shall provide to duly authorized representatives of the other party who wish to review any Records for bona fide business reasons reasonable access, during regular business hours, to (A) employees of such party, if any, who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (B) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and (ii) neither Seller nor Buyer shall dispose of or destroy any Records within such period without written permission of the other.

                  (d) If original documents are required to respond to legal process in connection with the conduct by any party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to its conduct of the Business ("LEGAL PROCEEDINGS"), such party, subject to applicable laws, regulations or agreements, shall be permitted to remove the Records temporarily from the other party's premises, provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceedings.

                  (e) If, in connection with Legal Proceedings, Buyer shall require the assistance of Seller's employees, Seller shall provide such employees to Buyer as are reasonably required by Buyer. Buyer shall pay Seller's out-of-pocket costs incurred in connection with such use of Seller's employees and shall reimburse Seller for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

                  (f) If, in connection with Legal Proceedings, Seller shall require the assistance of Buyer's employees, Buyer shall provide such employees to Seller as are reasonably required by Seller. Seller shall pay Buyer's out-of-pocket costs incurred in connection with such use of Buyer's employees and shall reimburse Buyer for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

                  SECTION 2.3 ONGOING OR TRANSITION SERVICES. Except (a) as identified in Section 2.3 of the Seller Disclosure Schedule, (b) for services mutually agreed upon to be provided by Seller to Buyer upon such terms as they may mutually agree, and (c) as otherwise agreed to by Seller and Buyer, all data processing services, real estate and construction services activities, cash management and property and casualty insurance activities, purchasing and logistics services, corporate-wide productivity improvement programs regarding benefits administration and certain financial matters and other products or services provided (i) to the Division by Seller or any Affiliate of Seller (other than the Division) or (ii) to Seller or any Affiliate of Seller (other than the Division) by the Division, including any agreements or understandings (written or oral) with respect thereto, shall terminate.

                  SECTION 2.4 INTERCOMPANY ACCOUNTS. On the Closing Date, all intercompany account balances then outstanding between the Division, on the one hand, and Seller and its Affiliates (other than the Division), on the other hand, shall be cancelled without any payment being made with respect thereto. No adjustment shall be made to the Purchase Price as a result of any such can-cellation. No intercompany accounts shall be reflected in the Preliminary Closing Balance Sheet (as hereafter defined) or the Final Closing Balance Sheet.

                  SECTION 2.5 EXCLUSIVE REMEDY. Except as otherwise provided in Sections 5.14 and 9.9 hereof, the parties hereto agree that, in the absence of fraud, their exclusive remedy against each other for claims made in connection with this Agreement or the Related Agreements shall be those remedies available pursuant to the indemnification and reimbursement provisions set forth in
Article VII hereof.

                  SECTION 2.6 POST-CLOSING ADJUSTMENT.

                  (a) Seller, at its expense, shall prepare, in accordance with the accounting principles and procedures set forth in Exhibit E hereto (the "CLOSING BALANCE SHEET PRINCIPLES"), an estimated balance sheet of the Business as of the close of business on the Closing Date (the "PRELIMINARY CLOSING BALANCE SHEET"). In addition, Seller shall prepare a report as of the Closing Date (the "PRELIMINARY CLOSING REPORT") setting forth its estimate of the net assets of the Business as of the Closing Date (the "PRELIMINARY NET ASSETS") as calculated in accordance with the Closing Balance Sheet Principles. Not later than two (2) business days prior to the Closing Date, Seller shall deliver to Buyer (i) the Preliminary Closing Balance Sheet and the Preliminary Closing Report and (ii) its estimate of the amount of the Closing Cash Payment. The Closing Cash Payment shall be equal to $150,000,000 (i) plus the amount, if any, by which the Preliminary Net Assets exceeds $58,000,000 or (ii) minus the amount, if any, by which $58,000,000 exceeds the Preliminary Net Assets.

                  (b) As promptly as practicable following the Closing Date, Seller, at its expense, shall cause to be prepared in accordance with the Closing Balance Sheet Principles, a balance sheet of the Business as of the close of business on the Closing Date. This balance sheet (the "FINAL CLOSING BALANCE SHEET") shall be prepared by Seller and examined in accordance with the Closing Balance Sheet Principles and U.S. generally accepted auditing standards by Arthur Andersen LLP, independent auditors for Seller ("ARTHUR ANDERSEN"), and delivered to Buyer, as soon after the Closing Date as possible, but in no event later than sixty (60) days after the Closing Date, and shall be accompanied by a report prepared by Arthur Andersen (the "FINAL CLOSING REPORT") setting forth the net assets of the Business as of the Closing Date (the "FINAL NET ASSETS"). At Buyer's expense, Buyer and Price Waterhouse LLP, independent auditors for Buyer ("PRICE WATERHOUSE") shall have the opportunity to participate in the physical inventory taken in connection with the preparation and examination of the Final Closing Balance Sheet, and to review such of the worksheets and other documents created or utilized by

Seller and the related work papers of Arthur Andersen in connection with the preparation and examination of the Final Closing Balance Sheet as Buyer shall from time to time reasonably request.

                  (c) Recording fees, transfer taxes, and escrow fees incurred in connection with the conveyance of the Shares, Property, Real Property Leases, Subsidiary Real Property Leases (as hereafter defined) or personal property, including such taxes as are imposed by the Australian and New Zealand taxing authorities, shall be borne equally by Buyer and Seller and shall not be reflected as an asset or a liability on the Final Closing Balance Sheet. Costs associated with obtaining title insurance of the Property shall be the responsibility of Buyer. Sales and use taxes and all other similar taxes (other than income and franchise taxes) and all interest and penalties thereon incurred in connection with conveyance of the Property, Real Property Leases, Subsidiary Real Property Leases or personal property shall be borne equally by Buyer and Seller and shall not be reflected as an asset or a liability on the Final Closing Balance Sheet. Seller shall provide copies of the current or most recent property tax bills for the Property and, if available, for any leased properties, to Buyer prior to the Closing Date. After the Closing Date, any bills or requests for payment received by either Seller or Buyer in connection with the Business attributable to Taxes which have not been accrued on the Final Closing Balance Sheet and reflect in whole or part liabilities retained or assumed, respectively, by Seller on the one hand, or Buyer on the other, shall be allocated between Buyer and Seller in the manner described in Section 5.9 hereof, or as otherwise appropriate under the terms of this Agreement; PROVIDED, HOWEVER, that neither party shall pay such bill without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                  (d) Buyer shall have 30 days following delivery to Buyer of the Final Closing Balance Sheet during which to notify Seller of any dispute of any item contained in the Final Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute and shall be accompanied by a certificate of Price Waterhouse that they concur with each of the posi-tions taken by Buyer in the notice that the Final Closing Balance Sheet was not prepared in accordance with the Closing Balance Sheet Principles. If Buyer fails to notify Seller of any such dispute within such 30-day period, the Final Closing Balance Sheet shall be deemed to be the agreed upon Final Closing Balance Sheet. In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, the Final Closing Balance Sheet shall be prepared in accordance with the agreement of Buyer and Seller.

                  (e) If Buyer and Seller are unable to resolve any such dispute within 15 days (or such longer period as Buyer and Seller shall mutually agree in writing) of Buyer's delivery of such notice, such dispute shall be resolved by the Independent Accounting Firm (as hereafter defined), and such determination shall be final and binding on the parties. Seller and Buyer shall mutually select the Independent Accounting Firm, but if Seller and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then Seller and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm other than the firm whose report accompanied the Final Closing Balance Sheet or Buyer's objections thereto and other than any firm that has in the prior two years provided services to Seller, Buyer or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures.) Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Final Closing Balance Sheet to it and, in any case, as promptly as practicable after such submission. The Final Closing Balance Sheet shall then be prepared by the Buyer and Seller based on the determination of the Independent Accounting Firm.

                  (f) The Purchase Price shall be equal to the Closing Cash Payment (i) plus the amount, if any, by which the Final Net Assets exceed the Preliminary Net Assets or (ii) minus the amount, if any, by which the Preliminary Net Assets exceed the Final Net Assets. Buyer or Seller, as the case may be, shall, within 10 business days after the final determination of the Final Closing Balance Sheet pursuant to Sections 2.6(c) and 2.6(d) hereof, make payment by wire transfer in immediately available funds of the amount of such difference as determined pursuant to the preceding sentence, together with interest thereon at a rate equal to the prime rate per annum on the date immediately preceding the date on which payment is to be made, as quoted by NationsBank, N.A., from the Closing Date to the date of payment.


                                   ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF SELLER, FIGGIE REAL STATE, FIGGIE PROPERTIES AND FIGGIE LICENSING

                  Seller, Figgie Real Estate, Figgie Properties and Figgie Licensing, jointly and severally, represent and warrant to Buyer as follows and Buyer, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties:

                  SECTION 3.1 ORGANIZATION AND AUTHORITY OF SELLER.

                  (a) Except as set forth in Section 3.1(a) of the Seller Disclosure Schedule, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Business properties owned, leased and operated by it and to carry on the operations of the Business as now being conducted by it. Seller and each of the Asset Affiliates are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to the Business or the nature of the business conducted by the Division makes such licensing or quali-fication necessary, except in any jurisdictions where the failure to be so duly qualified or licensed or in good standing would not in the aggregate have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Business, including the Conveyed Subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT"). Seller has heretofore made available to Buyer a complete and correct copy of each of its Restated Certificate of Incorporation and Bylaws, as currently in effect.

                  (b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and each Asset Affiliate of Seller has all requisite power and authority to convey to Buyer title subject to Permitted Liens and consents of third parties that might be required. The execution and delivery of this Agreement and the Related Agreements by Seller and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Seller (the "BOARD") and no other corporate or stockholder action on the part of Seller or any of its Asset Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer, and each of the Related Agreements to be executed and delivered by Seller pursuant hereto, when fully executed and delivered, shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  SECTION 3.2 CONVEYED SUBSIDIARIES.

                  (a) Section 3.2(a) of the Seller Disclosure Schedule sets forth the name and jurisdiction of organization or incorporation of each Conveyed Subsidiary. To the extent that such concepts are recognized by its jurisdiction of organization or incorporation, each Conveyed Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (ii) has all requisite corporate power and authority to own, lease or operate the properties and assets owned, leased and operated by such Conveyed Subsidiary and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in any jurisdictions where the failure to be so qualified or in good standing would not in the aggregate have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Conveyed Subsidiaries taken as a whole (a "SUBSIDIARY MATERIAL ADVERSE EFFECT"). Seller has heretofore made available to Buyer a complete and correct copy of each of the certificate of incorporation and bylaws (or other organizational documents of like import), as currently in effect, of each of the Conveyed Subsidiaries. The copy of the certificate of incorporation and bylaws (or other organizational documents of like import) of the Conveyed Subsidiaries heretofore made available to Buyer will be true, complete and correct as of the Closing Date and will have annexed thereto a copy of every resolution required to be annexed by the legislation applicable to such Conveyed Subsidiaries.

                  (b) The minute books and records of each of the Conveyed Subsidiaries, copies of which have been made available to Buyer prior to the date hereof, (i) are the original minute books and records of the Conveyed Subsidiaries, (ii) to the knowledge of Seller, contain all proceedings of the stockholders, the Board of Directors and any committees thereof with respect to the Conveyed Subsidiaries, and (iii) to the knowledge of Seller, are true and correct in all material respects. With respect to each Conveyed Subsidiary, all Tax returns required to be made and annual financial statements required to be filed with any federal Australian or New Zealand Governmental Entity have been duly and correctly made or filed.

                  (c) Except as set forth in Section 3.2(c) of the Seller Disclosure Schedule and to the extent that such concepts are recognized by the jurisdiction of organization or incorporation of each Conveyed Subsidiary, the Shares and the Designee Shares are validly issued, fully paid and nonassessable, and Seller owns the

Shares, and Seller's Designee owns the Designee Shares, free and clear of all liens, security interests or other encumbrances whatsoever and free and clear of preemptive rights. Except for this Agreement, there are no outstanding calls, options, warrants, rights, proxies, participation rights, subscriptions or commitments relating to the Shares or to any other shares of the capital stock of the Conveyed Subsidiaries. The Shares shown in Section 3.2(c) of the Seller Disclosure Schedule as issued and outstanding and the Designee Shares are the only shares of capital stock of each of the Conveyed Subsidiaries which are issued or outstanding. Except for this Agreement, there are (i) no understandings, arrangements, restrictions, commitments or agreements, of any kind, to which Seller, Seller's Designee or any of Seller's Affiliates is a party relating to the Shares or the Designee Shares or to any other shares of the capital stock of the Conveyed Subsidiaries and (ii) no securities outstanding directly or indirectly convertible into or exchangeable for the Shares or the Designee Shares. Upon consummation of the transactions at the Closing, the stock certificates, endorsements and other documents delivered to Buyer at the Closing will (subject to payment of any stamp duty or similar charge of the relevant jurisdiction) transfer to and vest in Buyer good, valid and indefeasible title to the Shares and the Designee Shares, free and clear of all liens, security interests and other encumbrances whatsoever.

                  (d) The authorized share capital of Snorkel Elevating Work Platforms Limited, a company incorporated under the laws of New Zealand ("SNORKEL-NEW ZEALAND"), consists solely of 100 issued and fully paid shares of NZ$1.00 par each, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of common stock of Snorkel-New Zealand (other than the Designee Share, which is owned by the Designee) are owned by Seller and are duly authorized, validly issued, fully paid and nonassessable, and none of such issued and outstanding shares of common stock were issued in violation of the preemptive rights of any present or former stockholder of Snorkel-New Zealand. The authorized capital stock of Snorkel Elevating Work Platforms Pty Limited, a corporation organized under the laws of New South Wales, Australia ("SNORKEL-AUSTRALIA"), consists of

100,000 ordinary shares, par value A$1.00 per share, of which 100 shares are issued and outstanding. All of such ordinary shares are owned by Seller (other than the Designee Share, which is owned by the Designee) and are duly authorized, validly issued and fully paid, and none of the issued and outstanding shares of Snorkel-Australia were issued in violation of the preemptive rights of any present or former stockholder thereof.

                  (e) Neither of the Conveyed Subsidiaries owns any capital stock or other equity securities of any other corporation and has no other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. Neither of the Conveyed Subsidiaries is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person (as hereafter defined). Neither Seller nor either of the Conveyed Subsidiaries has any direct or indirect interest in any Person that competes with, conducts any business similar to, has any agreement or arrangement with or is involved in any way with, the Business.

                  SECTION 3.3 CONSENTS AND APPROVALS: NO VIOLATIONS.

                  (a) Except as set forth in Section 3.3 of the Seller Disclosure Schedule, neither the execution by Seller and delivery of this Agreement or the Related Agreements nor the performance by Seller or any Asset Affiliate of Seller of its obligations hereunder and thereunder will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of Seller, of the certificate of incorporation or bylaws of any Asset Affiliate of Seller, or of the organizational or constitutional documents of either Conveyed Subsidiary; (ii) result in (with or without the giving of notice or lapse of time or both) a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Seller, any

Asset Affiliate or a Conveyed Subsidiary is a party or by which any of the Assets may be bound (provided that Seller makes no representation as to any contract with any federal, state or local government or agency or authority thereof) or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Seller, an Asset Affiliate, a Conveyed Subsidiary or the Business is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that either (A) would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the Related Agreements, or (B) become applicable (and would not otherwise be applicable except) as a result of (1) the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged or (2) any acts or omissions by, or facts pertaining to, Buyer or any of its Affiliates.

                  (b) Except as set forth in Section 3.3 of the Seller Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Seller or the performance by Seller of its obligations hereunder or thereunder, except (i) compliance with any applicable requirements of the HSR Act (as hereafter defined) and the Australian and New Zealand equivalents thereof, if any, (ii) compliance with any applicable requirements of the Foreign Acquisitions and Takeovers Act of the Commonwealth of Australia (the "AUSTRALIAN FOREIGN CHANGE OF CONTROL LAW"), (iii) compliance with any applicable requirements of the Overseas Investment Regulations 1995 of New Zealand (the "NEW ZEALAND FOREIGN CHANGE OF CONTROL LAW") and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings that either (A) may be required to novate, assign or transfer any contract or agreement with any Governmental Entity, (B) the failure of which to be obtained or made would not have a material adverse effect on the ability of Seller to perform its obliga-tions under this Agreement or the Related Agreements or (C) become applicable (and would not otherwise be applicable except) as a result of (1) the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged or (2) any acts or omissions by, or facts pertaining to, Buyer or any of its Affiliates.

                  SECTION 3.4 DIVISION AND SUBSIDIARY FINANCIAL STATEMENTS.
Section 3.4 of the Seller Disclosure Schedule contains true and accurate copies of the Business's financial statements as of and for the years ended December 31, 1995 and December 31 1996, and as of and for the quarters ended June 30, 1996 and June 30, 1997 (collectively, the "DIVISION FINANCIAL STATEMENTS") and the financial statements of each of the Conveyed Subsidiaries as of and for the years ended December 31, 1995 and December 31, 1996 (the "SUBSIDIARY FINANCIAL STATEMENTS" and, together with the Division Financial Statements, the "FINANCIAL STATEMENTS"). Except as set forth in Section 3.4 of the Seller Disclosure Schedule, the Division Financial Statements (a) have been fairly and accurately derived from the books and records of the Division and (b) fairly present in accordance with GAAP consistently applied during and among the periods indicated the financial position of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended. The Subsidiary Financial Statements comply as to form with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles in effect in New Zealand and Australia, respectively, consistently applied during and among the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of each of the Conveyed Subsidiaries at the dates thereof and the results of operations and cash flows for the periods then ended.

                  SECTION 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except (a) for liabilities and obligations incurred since June 30, 1997 in the ordinary course of business and consistent with past practice and (b) as otherwise disclosed in this Agreement or in the Seller Disclosure Schedule, the Division has no liabilities or obligations (whether direct, indirect, accrued, contin-gent, absolute or otherwise) of such nature as would be required to be accrued on a balance sheet or disclosed in the footnotes of a balance sheet prepared in accordance with GAAP or, in the case of the Conveyed Subsidiaries, a balance sheet or disclosed in the footnotes of a balance sheet prepared in accordance with generally accepted accounting principles as in effect in Australia and New Zealand, respectively, except for those liabilities and obligations that are, in the aggregate, immaterial.

                  SECTION 3.6 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule, since June 30, 1997, (a) there has not been any material adverse change in the Assets, liabilities, business, operations or condition (financial or otherwise) of the Division (other than changes resulting from changes in general economic or financial conditions or changes affecting generally the industry in which the Business operates); (b) Seller and the Conveyed Subsidiaries have conducted the Business only in the ordinary course and consistent with past practice; (c) none of Seller or the Conveyed Subsidiaries has increased the compensation of any of the officers or employees of the Business, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (d) none of Seller or the Conveyed Subsidiaries has sold or disposed of material properties or assets of the Business, except in the ordinary course of business; (e) Seller and the Conveyed Subsidiaries have not suffered any loss or damage (whether or not covered by insurance) to the properties or assets of the Business in excess of $250,000;
(f) none of Seller or the Conveyed Subsidiaries has changed its methods of accounting or its accounting principles or practices or revalued any of its assets or determined as collectible any notes or accounts receivable arising out of the Business that were previously determined to be uncollectible (including, without limitation, any write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business and consistent with past practice) insofar as they relate to the Business; (g) there has not been mortgaged, pledged, or subjected to any lien, lease or security interest or other charge or encumbrance any of the Assets other than in the ordinary course of business and other than Permitted Liens; (h) there has not been any waiver or compromise by Seller relating to the Assets of a valuable right or of a material debt owed to it other than in the ordinary course of business; (i) none of Seller or the Conveyed Subsidiaries has entered into any agreement or made any commitment to take any of the preceding actions described in this Section 3.6; (j) none of Seller or the Conveyed Subsidiaries in connection with the Business has, prior to the date of this Agreement, (i) incurred any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guaranteed any such indebtedness, except in the ordinary course of business, consistent with past practice; (ii) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business; (iii) permitted any material insurance policy to be canceled or terminated; (iv) factored or discounted accounts receivable and other amounts due or sold any inventory at less than fair market value or made any bulk sale of such inventory except in the ordinary course of business; (v) sold, assigned, encumbered, licensed, pledged, abandoned or otherwise transferred any Intellectual Property, Subsidiary Intellectual Property (as hereafter defined) or other intangible assets; (vi) made any loans which in the aggregate exceed $5,000 to any employee or made any loans to any stockholder, officer, director or Affiliate; (vii) made capital expenditures or commitments in excess of $750,000 in the aggregate; (viii) to the knowledge of Seller, lost or learned of the prospective loss of any customer, vendor, representative or agent listed in Section 3.26(a) or 3.27(a) of the Seller Disclosure Schedule; (ix) made or guaranteed any loans to any customer, vendor or distributor; or (x) reduced liabilities or reserves in the aggregate in amounts in excess of $500,000, except by reason of related cash payments.

                  SECTION 3.7 TITLE; PROPERTIES AND ASSETS NECESSARY FOR CONDUCT OF BUSINESS.

                  (a) Section 3.7(a)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all fixed assets and each item of tangible personal property

(other than inventory and supplies of Seller) used in connection with the operation of the Business in the United States as of December 31, 1996, other than the Excluded Assets. Subject to Section 1.1(d) hereof, and except as set forth in Section 1.1(a) of the Seller Disclosure Schedule, Seller, Figgie Properties, Figgie Real Estate, Figgie Licensing, or a Conveyed Subsidiary, owns the Assets and as applicable, has, or will as of the Closing have (and, in the case of the Assets, Seller shall deliver or cause to be delivered to Buyer) good, valid and marketable title (subject to Permitted Liens) to, or rights by license, lease or other agreement to use, all of the Assets and all of the assets and properties owned by a Conveyed Subsidiary (the "SUBSIDIARY ASSETS") (except for, in each case, those disposed of prior to the Closing Date not in violation of this Agreement), in each case, free and clear of all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other encumbrances of any nature whatsoever (collectively, "LIENS"), except for (i) those Liens set forth in Section 3.7(a)(ii) of the Seller Disclosure Schedule, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business if the obligations secured by such Liens (x) are not delinquent on either the date of this Agreement or the Closing Date or (y) are being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves are established on the Final Closing Balance Sheet, (iii) Liens exclusively resulting from any action taken by Buyer which is separate and apart from any action taken, or omitted to be taken, by Seller,
(iv) all matters disclosed in the title commitments delivered by Seller to Buyer prior to the execution of this Agreement, with respect to the Property (except to the extent that such matters, in connection with the surveys to be delivered pursuant to Section 5.12 hereof, reveal material defects that materially restrict or could materially restrict the continuance after Closing of the operations of the Business as operated on a recent historical basis), (v) all matters disclosed in the title commitments, if any, delivered by Seller to Buyer following the date of this Agreement and within the period specified in Section
5.12 hereof, with respect to the Property, to the extent such matters will not materi-ally restrict the operation of the Business as operated on a recent, historical basis, (vi) Liens for current Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves are established on the Final Closing Balance Sheet (collectively, "PERMITTED LIENS") and except that Seller makes no representation that the General Assignments or any other documents to be delivered by Seller under
Section 1.7(e) hereof are in form sufficient for recordation in any patent or trademark office in any jurisdiction outside of the United States; PROVIDED THAT the representation of Seller in this Section 3.7(a) does not, and shall not be deemed to, relate or pertain to any asset if the failure of Seller, an Asset Affiliate or a Conveyed Subsidiary, as applicable, to own such asset would not render untrue Seller's representation in Section 3.7(b) hereof.

                  (b) Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, and subject to receiving any necessary consents to the transfer or assignment thereof to Buyer, the Assets and the Subsidiary Assets include all properties and assets primarily used by Seller in connection with its conduct of the Business and are and will be sufficient to conduct the Business as of the date of this Agreement and as of the Closing Date on each of the date of this Agreement and the Closing Date except, in the case of the foregoing representation with respect to the date of this Agreement, any Assets disposed of not in violation of Section 5.1(b)(i) of this Agreement between the date hereof and the Closing Date.

                  (c) Section 3.7(c) of the Seller Disclosure Schedule contains a complete and accurate list of all leases of tangible personal property (excluding standard office equipment and automobile leases other than any master automobile lease) leased in connection with the operation of the Business.

                  (d) All of the fixed assets and other personal property listed (or required to be listed) in Section 3.7(a)(i) of the Seller Disclosure Schedule and the assets leased pursuant to the leases listed (or required to be listed) in Section 3.7(c) of the Seller Disclosure

Schedule are, taken as a whole, in good operating condition and repair, subject to ordinary wear and tear.

                  SECTION 3.8 REAL PROPERTY. (a) Section 1.1(a)(i) of the Seller Disclosure Schedule contains a complete and correct list of all Property and all real property owned by a Conveyed Subsidiary (the "SUBSIDIARY PROPERTY") other than the Retained Property. Seller has supplied to Buyer copies of all surveys conducted on behalf of and all title insurance policies issued in favor of Seller or any of its Asset Affiliates which Seller currently has in its possession with respect to said property.

                  (b) There are no adverse or other parties in possession of the Property, the Subsidiary Property, the improvements thereon or any portion or portions thereof, and on the Closing Date, the Property, the Subsidiary Property and the improvements thereon will be free and clear of any and all leases, licensees, occupants or tenants except for Permitted Liens and as set forth in
Section 3.8(a) of the Seller Disclosure Schedule. To the knowledge of Seller, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Property, the Subsidiary Property, the improvements thereon or any portion or portions thereof. Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, to the knowledge of Seller, there are no pending requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Property, the Subsidiary Property or the improvements thereon that would interfere with the conduct of the Business or the use of the Assets consistent with past practice. All necessary easements exist and are in full force and effect. The Property and the Subsidiary Property have access, in accordance with past practice, to and from a public right of way or road and no notice has been received by Seller relating to the termination or impairment of such access (including applicable parking requirements). Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, to the knowledge of Seller, there is no Maori land claim with respect to the Subsidiary Property.

                  (c) Notwithstanding anything herein to the contrary, Seller makes no representation with respect to the Retained Property.

                  SECTION 3.9 REAL PROPERTY LEASES. (a) Section 1.1(a)(ii) of the Seller Disclosure Schedule contains a complete and correct list, of all Real Property Leases and all leases for real property to which a Conveyed Subsidiary is a party (the "SUBSIDIARY REAL PROPERTY LEASES"). True and complete copies of the Real Property Leases and the Subsidiary Real Property Leases, and all written amendments and agreements relating thereto, have been supplied to Buyer. Each Real Property Lease and Subsidiary Real Property Lease is valid (except as set forth in Section 3.9 of the Seller Disclosure Schedule) and neither Seller nor any Conveyed Subsidiary or, to the knowledge of Seller, any other party thereto is in default of any material provision thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder and neither Seller nor any Conveyed Subsidiary has received notice that any party thereto intends to cancel or terminate same. None of the rights of the tenant under any such leasehold or other interest in real property will be impaired by the consummation of the transactions contemplated by this Agreement, except as specifically listed in Section 3.9 of the Seller Disclosure Schedule.

                  (b) There are no adverse or other parties in possession of the real property (including the improvements thereon) subject to the Real Property Leases or Subsidiary Real Property Leases or any portion or portions thereof, and on the Closing Date the leasehold interest in the real property (including the improvements thereon) subject to the Real Property Leases and Subsidiary Real Property Leases will be free and clear of any and all leases, licensees, occupants or tenants except for Permitted Liens and as set forth in Section 3.9(a) of the Seller Disclosure Schedule. To the knowledge of Seller, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the real property (including the improvements thereon) subject to the Real Property Leases or Subsidiary Real Property Leases or any portion or portions thereof. Except as set forth in Section

3.9(b) of the Seller Disclosure Schedule, to the knowledge of Seller, there are no pending requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the real property subject to the Real Property Leases or Subsidiary Real Property Leases or any portion or portions thereof. To the knowledge of Seller, all necessary easements exist and are in full force and effect. To the knowledge of Seller, all such leased real property has access, in accordance with past practice, to and from a public right of way or road and no notice has been received by Seller relating to the termination or impairment of such access (including applicable parking requirements).

                  SECTION 3.10 MATERIAL CONTRACTS. Section 1.1(a)(v) of the Seller Disclosure Schedule contains a complete and correct list of all of the following Contracts (excluding contracts, agreements and commitments otherwise required to be set forth on the Seller Disclosure Schedule pursuant to this
Article III):

                  (a) employment agreements between Seller or a Conveyed Subsidiary and an employee of the Business in effect on the date of this Agreement;

                  (b) Government Contracts;

                  (c) contracts, agreements and commitments (other than purchase orders in the ordinary course of business) of Seller or a Conveyed Subsidiary relating to the Business that involve commitments in excess of $100,000 or have a term of six (6) months or more;

                  (d) sales representative agreements to which Seller or a Conveyed Subsidiary is a party in effect on the date of this Agreement involving the sale of greater than $2,500,000 of product of the Business annually, except those agreements that may be cancelled by Seller or such Conveyed Subsidiary without material penalty upon not more than 180 days' notice;

                  (e) agreements to which Seller or a Conveyed Subsidiary is a party in effect on the date of this

Agreement that limit the ability of the Division to conduct its business in any geographic market; and

                  (f) with respect to Snorkel-New Zealand, any agreement, arrangement or understanding requiring authorization under Part II of the New Zealand Commerce Act 1986 for its legality or validity

(together with the contracts, agreements and commitments otherwise required to be set forth on the Seller Disclosure Schedule pursuant to this Article III, the "MATERIAL CONTRACTS").

                  True and complete copies of the Material Contracts and all written amendments thereto have been made available to Buyer. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, none of the Material Contracts has been assigned by Seller or a Conveyed Subsidiary or, to the knowledge of Seller, is the subject of any security agreement. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, (i) each of the Material Contracts is a valid and binding obligation of Seller or a Conveyed Subsidiary and, to the knowledge of Seller, of the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (ii) neither Seller, any Conveyed Subsidiary nor any other party thereto has terminated, canceled, modified or waived any material term or condition of any Material Contract; and
(iii) neither Seller, any Conveyed Subsidiary nor, to the knowledge of Seller, any other party to any Material Contract is in material default under any Material Contract and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default either by Seller, any Conveyed Subsidiary or, to the knowledge of Seller, by any other party to any such Material Contract.

                  SECTION 3.11 INTELLECTUAL PROPERTY. Section 1.1(a)(viii) of the Seller Disclosure Schedule contains a complete and correct list of the following items contained within the Intellectual Property and the Subsidiary Intellectual Property excluding the Excluded Intel-lectual Property: all registrations and applications to register domestic and foreign trademarks, service marks, certification marks, collective marks, collective membership marks and copyrights; all patents and applications therefor; all tradenames, service names, and assumed names; and all other material trademarks and copyrights. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, all registrations or applications included in the Intellectual Property and the Subsidiary Intellectual Property are in the name of Seller, Figgie Licensing or a Conveyed Subsidiary and each such entity has the right to use its Intellectual Property and Subsidiary Intellectual Property, as the case may be, with respect to the products and services for which, and in the geographic areas where, the Intellectual Property and the Subsidiary Intellectual Property, as the case may be, is currently being used. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened claims by any Person (as hereafter defined) challenging the validity of, or Seller's or a Conveyed Subsidiary's ownership and use in the Business of, such Intellectual Property or Subsidiary Intellectual Property, as the case may be.

                  SECTION 3.12 LITIGATION. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, as of the date of this Agreement, there is no claim, action or proceeding pending or, to the knowledge of Seller, threatened against Seller or a Conveyed Subsidiary by or before any Governmental Entity with respect to the Business or its operations in which the relief sought exceeds $50,000 or the primary relief sought is injunctive or equitable in nature (it being understood that Section 3.12 of the Seller Disclosure Schedule may include claims, actions or proceedings, in which the relief sought is less than $50,000 or the primary relief sought is not injunctive or equitable in nature) or that challenges the validity of this Agreement or the Related Agreements or the ability of Seller to perform its obligations hereunder or thereunder or any Asset Affiliate to convey to Buyer good, valid and marketable title subject to Permitted Liens.

                  SECTION 3.13 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, each of Seller and the Conveyed Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business and its operations (other than Environmental Laws (as hereafter defined) with respect to which reference is made to Section 3.17 hereof). All Permits required to conduct the Business have been obtained, are in full force and effect and are being complied with, except for immaterial violations and immaterial failures to have the Permits in full force and effect, if any.

                  SECTION 3.14 INSURANCE.

                  (a) Section 3.14(a) of the Seller Disclosure Schedule contains a complete and correct list of all material policies (including their respective expiration dates) of fire, liability, product liability, workers' compensation, title and other forms of insurance presently in effect with respect to the current operation of the Business. All such insurance coverage will cease as to the Business upon the Closing.

                  (b) Seller has heretofore delivered to Buyer true and complete copies of certificates evidencing all such policies and inspection reports, if any, received since January 1, 1993 from insurance underwriters as to the conditions of the properties and assets owned, leased, occupied or operated by Seller, any Asset Affiliate or any Conveyed Subsidiary with respect to the Business. None of Seller, any Asset Affiliate or any Conveyed Subsidiary is in default with respect to any of the material provisions of such insurance policy, all premiums due thereon have been paid, and none of Seller, any Asset Affiliate or any Conveyed Subsidiary has failed to give any notice of or present any claim under any insurance policy in due and timely fashion. Except as set forth in
Section 3.14(b) of the Seller Disclosure Schedule, none of Seller, any Asset Affiliate or any Conveyed Subsidiary has been refused the issuance of any insurance policy with respect to the Business, nor has coverage been limited by any insurance carrier to which it has applied for payment under the terms of an insurance policy or with which it has carried insurance, during the last two years.

                  SECTION 3.15 EMPLOYEE BENEFIT PLANS: ERISA.

                  (a) Section 3.15 of the Seller Disclosure Schedule contains a true and complete list of all written and oral, formal and, to the knowledge of Seller, informal annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, or retirement plans (including all frozen plans and all terminated plans that have not completed final distribution of its assets), incentive, group insurance, disability, employee welfare, prepaid legal, non-qualified deferred compensation including, without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, non-qualified annuity contracts, insurance arrangements, non-qualified stock options, phantom stock plans, or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA (as hereafter defined)), covering employees engaged or formally engaged in the operation of the Business (the "PLANS"). Except as set forth in Section 3.15 of the Seller Disclosure Schedule, none of Seller, any Asset Affiliate or either Conveyed Subsidiary is a party to any employee agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provides compensation or fringe benefits to its employees engaged or formerly engaged in the operation of the Business or which applies to former employees of Seller, any Asset Affiliate or either Conveyed Subsidiary who were engaged in the Business, and Seller, each Asset Affiliate and each Conveyed Subsidiary are in compliance with their respective obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered, or that would be covered by the type of agreements described in Section 3.15 of the Seller Disclosure Schedule or this Section 3.15(a). None of Seller, any Asset Affiliate or either Conveyed Subsidiary has any direct or indirect, actual or contingent liability for any Plan which may become a liability of Buyer, other than to make payments for contributions, premiums or benefits when due, all of which payments have been timely made. None of the Purchased Assets are subject to any lien or security interest under Section 302(f), 306(a), 307(a) or 4068 of ERISA or Section 401(a)(29), 412(n) or 6321 of the Code (as hereafter defined).

                  (b) No "employee pension benefit plan" (as defined in section 3(2) of ERISA) that Seller or any Asset Affiliate maintains (sometimes referred to herein as "PENSION PLAN"), or to which Seller or any Asset Affiliate is obligated to contribute, has an "accumulated funding deficiency" (as such term is defined in section 302 of ERISA or section 412 of the Code), whether or not waived. No Pension Plan to which Seller or any Asset Affiliate is obligated to contribute with respect to any current or former employee of the Business is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (as described in section 413(c) of the Code).

                  (c) Each "employee welfare benefit plan" (as defined in section 3(1) of ERISA) that Seller, any Asset Affiliate or either Conveyed Subsidiary maintains (sometimes referred to herein as "WELFARE PLAN") and that is a "group health plan" (as such term is defined in section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of section 4990B(f) of the Code. Any plan, program or arrangement that Seller, any of the Asset Affiliates or either Conveyed Subsidiary maintains and that provides for the continuation of health care or life insurance benefits following termination of employment or the occurrence of a disability provides that it may be amended or terminated at any time.

                  (d) Other than claims for benefits arising in the ordinary course of the administration and operation of the Pension Plans and Welfare Plans, no claims, investigations or arbitrations are pending by or with respect to any current or former employee of the Business against any Pension Plan or Welfare Plan or against Seller, any Asset Affiliate or either Conveyed Subsidiary, any trust or arrangement created under or as part of any Pension Plan or Welfare Plan, or any trustee, fiduciary, custodi-an, administrator or other person or entity holding or controlling assets of any Pension Plan or Welfare Plan.

                  (e) With respect to the Plans listed in Section 3.15 of the Seller Disclosure Schedule which are subject to ERISA and except as set forth in
Section 3.15 of the Seller Disclosure Schedule:

                           (i) The Plans are in material compliance with the
applicable provisions of ERISA and each of the Pension Plans, which are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified or a request for such determination has been timely filed with the IRS (and to the knowledge of the Seller or any Asset Affiliate, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

                           (ii)  Each Plan has been operated in
accordance with its terms and all required filings that are due prior to the date hereof, including without limitation, the Forms 5500, for all Plans have been made;

                           (iii) No prohibited transactions, as defined by
Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any of the Plans;

                           (iv) None of Seller, any Asset Affiliate or either
Conveyed Subsidiary has engaged in any transaction with respect to the Plans in connection with which Seller, any Asset Affiliate or either Conveyed Subsidiary could be subjected to a criminal or civil penalty under ERISA;

                           (v)  To the knowledge of Seller, none of
the Plans, nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending before the IRS;

                           (vi) None of the Plans is a "multiemployer plan" as
that term is defined in Section

3(37) of ERISA and Section 411(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as a "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of
Section 4063 of ERISA, and none of Seller, any Asset Affiliate or either Conveyed Subsidiary nor any entity required to be aggregated with Seller, any Asset Affiliate or either Conveyed Subsidiary under Section 414(b), (c), (m) or
(o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan, which liability could constitute a liability of Buyer;

                           (vii) No material benefit claims (except those
submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

                           (viii) No Plan provides for retiree medical or
retiree life insurance benefits for former employees of Seller, any Asset Affiliate or either Conveyed Subsidiary and there is no liability for Taxes with respect to disqualified benefits under Section 4976 of the Code with respect to any Plan;

                           (ix) No Pension Plan has been terminated by Seller,
any Asset Affiliate or either Conveyed Subsidiary and there is no liability for Taxes with respect to a reversion of qualified plan assets under Section 4980 of the Code; and

                           (x) Each Pension Plan that has been terminated has
completed final distribution of its assets in accordance with both the terms of the Pension Plan and such termination.

                    (f) All Plans that are subject to the laws of Australia and New Zealand are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they are established. All contributions payable to such Plans have been made, and all such Plans are in material compliance with any applicable funding requirements under the laws of Australia and New Zealand. Each such Plan is funded to an extent which is sufficient to meet the bene-fits prospectively payable and contingently payable to the members of such Plans.

                  SECTION 3.16 TAXES.

                  (a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, there have been timely filed (taking into account all lawful extensions of due dates) with the appropriate Taxing Authority (as hereafter defined) all Tax Returns (as hereafter defined) of Seller relating to the Business and all Tax Returns of the Conveyed Subsidiaries required to be filed on or before the Closing Date, and all such Tax Returns were correct and complete in all material respects.

                  (b) Seller and the Conveyed Subsidiaries have paid in full all Taxes if any, shown to be due on such Tax Returns, or otherwise have reserved for or paid all other Taxes due for all periods up to and including the date hereof, and at the Closing Date shall have paid or reserved for all Taxes allocable to periods or portions thereof ending on or before the Closing Date. All Taxes for the periods covered by the Tax Returns filed or to be filed by Seller and the Conveyed Subsidiaries, or if not covered by a Tax Return but required to be paid, have been or will be paid when due whether to a Taxing Authority or to other Persons (as, for example, under tax allocation agreements).

                  (c) Except for representations relating to the Conveyed Subsidiaries, the representations and warranties set forth in subsections (a) and (b) of this Section 3.16 are not applicable to the extent the Business cannot be made subject to Liens for Taxes and Buyer and the Conveyed Subsidiaries cannot be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

                  (d) There are no Liens for Taxes upon the Business or any of the Assets except Liens for current Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves are established on the Final Closing Balance Sheet.

                  (e) None of the Assets is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (f) None of the Assets is currently financed directly or indirectly by any tax exempt bonds.

                  (g) None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (h) Except as set forth in Section 3.16(h) of the Seller Disclosure Schedule, no claim has ever been made by any Taxing Authority in a jurisdiction where Seller and the Conveyed Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction with respect to the Assets or the Business.

                  (i) Except as set forth in Section 3.16(i) of the Seller Disclosure Schedule, none of the Conveyed Subsidiaries is a party to any tax allocation or sharing agreement.

                  (j) Neither of the Conveyed Subsidiaries has any liability for the Taxes of any Person (other than the Conveyed Subsidiaries) under Treas. Reg.
Section 1.1502-6 (or any similar provision of the laws of Australia or New Zealand) as a transferee or successor, by contract, or otherwise.

                  (k) Neither of the Conveyed Subsidiaries is engaged in a trade or business in the United States within the meaning of Section 864 of the Code.

                  (l) Neither of the Conveyed Subsidiaries is a Passive Foreign Investment Company within the meaning of Section 1296 of the Code.

                  (m) None of Seller or the Conveyed Subsidiaries has participated in or cooperated with an international boycott or received a request to participate in or cooperate with an international boycott within the meaning of Section 999 of the Code.

                  (n) The imputation credit account and dividend withholding payment account which Snorkel-New Zealand is required to maintain (i) did not on December 31, 1996, (ii) does not on the date of this Agreement and (iii) will not on the Closing Date have a debit balance.

                  (o) Except as set forth in Section 3.16(o) of the Seller Disclosure Schedule and as otherwise disclosed by Seller to Buyer, no state of facts exist to the knowledge of Seller that would constitute grounds for the assessment of any additional Taxes by any Taxing Authority against the Conveyed Subsidiaries other than sales, use, transfer, recording or similar fees and Taxes that may arise from the transactions contemplated by this Agreement. No state of facts exist to the knowledge of Seller that would constitute grounds for the assessment of any liability for Taxes with respect to the Conveyed Subsidiaries for the periods that have not been audited by the Internal Revenue Service or any other Taxing Authority.

                  (p) Neither of the Conveyed Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes that relate to the Business.

                  (q) Except as set forth in Section 3.16(q) of the Seller Disclosure Schedule, there is no material action, suit, proceeding, investigation, audit or claim now pending against Seller with respect to the Business or any of the Assets or the Conveyed Subsidiaries in respect of any Tax, and no matter under discussion with any Taxing Authority relating to any material Tax or assessment or any claim for additional Tax, asserted by and such Taxing Authority against Seller or the Conveyed Subsidiaries with respect to the Business or any of the Assets.

                  (r) All Taxes with respect to the Assets and the Business that are required to be withheld or collected have been duly withheld and collected and, to the extent required have been paid to the proper Taxing Authority, person, or entity to have been properly deposited as required by applicable law.

                  (s) The imputation credit account and dividend withholding payment account (or similar account) which Snorkel-Australia is required to maintain did not on December 31, 1996 and does not on the date of this Agreement have a debit balance.

                  SECTION 3.17 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, to the knowledge of Seller and its Asset Affiliates, each of Seller and the Conveyed Subsidiaries is in material compliance with all applicable Environmental Laws (which material compliance includes, but is not limited to, the possession by Seller or the appropriate Conveyed Subsidiary, and the timely making of the application for or for the renewal of, of all permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof) with respect to the Property, the Subsidiary Property and the real property which is the subject of the Property Leases or the Subsidiary Property Leases. Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, since January 1, 1994, none of Seller and the Conveyed Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that Seller or a Conveyed Subsidiary is not in such material compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such material compliance in the future.

                  (b) Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, there is no material Environmental Claim pending or, to the knowledge of Seller and its Asset Affiliates, threatened with respect to the Property, the Subsidiary Property or the real property which is the subject of the Property Leases or the Subsidiary Property Leases against Seller or a Conveyed Subsidiary, or against any Person whose liability for any material Environmental Claim Seller or a Conveyed Subsidiary has or may have retained or assumed either contractually or by operation of law.

                  (c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, to the knowledge of Seller and its Asset Affiliates, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Property, the Subsidiary Property, or the real property which is the subject of the Property Leases or the Real Property Leases, including, without limitation, the Release, presence, transportation, disposal or arrangement for disposal of any Hazardous Material that could form the basis of any material Environmental Claim against Seller or a Conveyed Subsidiary, or against any Person whose liability for any material Environmental Claim Seller or a Conveyed Subsidiary has or may have retained or assumed either contractually or by operation of law.

                  (d) Seller agrees to cooperate, and to cause the Conveyed Subsidiaries to cooperate, with Buyer to effect the transfers of any permits or other governmental authorizations under Environmental Laws that will be required to permit Buyer to conduct the Business as conducted by Seller and the Conveyed Subsidiaries immediately prior to the Closing Date.

                  SECTION 3.18 CERTAIN FEES. Except in connection with the retention of Morgan Stanley & Co. Incorporated (whose fees shall be the sole responsibility of Seller), (i) neither Seller nor any of its Asset Affiliates has employed any financial advisor or finder and (ii) neither Seller nor the Division has incurred any liability for any financial advisory or finders' fees, in each case in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

                  SECTION 3.19 EMPLOYEES. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, since January 1, 1996, no principal executive or key employee of the Business has left the employ of Seller or any Conveyed Subsidiary. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, since January 1, 1996, no salaried employee of the Business who has been compensated at an annual rate in excess of $75,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by Seller or any Conveyed Subsidiary.

                  SECTION 3.20 POWERS OF ATTORNEY. There are no outstanding powers of attorney granted by or binding Seller with respect to the Business or the Assets, except for revocable powers of attorney routinely granted in the ordinary course of business that relate to representation before governmental agencies or were given in connection with the qualification to conduct business in other jurisdictions.

                  SECTION 3.21 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. All accounts receivable of Seller and the Conveyed Subsidiaries related to the Business, whether reflected on the Financial Statements, or to be reflected on the Final Closing Balance Sheet, represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered, and the reserves against the accounts receivable for returns and bad debts are commercially reasonable and have been calculated in a manner consistent with past practice. Except to the extent reserved against the accounts receivable in the appropriate Financial Statement, no counterclaims or offsetting claims with respect to the accounts receivable have been formally asserted. The accounts payable of Seller and the Conveyed Subsidiaries reflected on the Financial Statements and to be reflected on the Final Closing Balance Sheet arose, or will arise, from BONA FIDE transactions in the ordinary course of business, and all such accounts payable have been paid or are in the process of being paid, are not yet due and payable under Seller's or the Conveyed Subsidiaries' payment policies and procedures, or are being contested by Seller or a Conveyed Subsidiary in good faith.

                  SECTION 3.22 INVENTORY. The inventories of Seller and the Conveyed Subsidiaries related to the Business consist of raw materials, goods in process and finished goods salable or usable in the normal course of the Business, and such inventories are at levels consistent with past practices of the Business. All such inventories are carried on the books of Seller or the

Conveyed Subsidiaries pursuant to the normal inventory valuation policies of Seller or the Conveyed Subsidiaries, as reflected in the Financial Statements. Either reserves for slow-moving, excess and obsolete inventories have been established or such inventories have been reduced to their net realizable value in the Financial Statements in a manner consistent with past practice. Section 3.22(a) of the Seller Disclosure Schedule sets forth the locations of all inventories of the Division. Except as set forth in Section 3.22(b) of the Seller Disclosure Schedule, no items included in inventories of Seller or a Conveyed Subsidiary are or will be pledged as collateral or held by Seller or the Conveyed Subsidiaries on consignment from others. Neither Seller nor any Conveyed Subsidiary has outstanding any commitments to purchase inventories in amounts greater than are reasonably expected to be usable in the ordinary course of business as presently conducted. All of the foregoing statements are made only as of the date of the most recent financial statements available and as of the Closing Balance Sheet subject to the Closing Balance Sheet Principles. With respect to inventories in the hands of suppliers for which Seller and the Conveyed Subsidiaries will be committed on the Closing Date, such inventories on the Closing Date will be reasonably expected to be usable in the ordinary course of business as presently being conducted.

                  SECTION 3.23 EMPLOYEE RELATIONS; LABOR DISAGREEMENTS. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, no union organizing efforts have been conducted within the past five (5) years or are now being conducted in respect of the Business. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, within the last five (5) years, neither Seller nor the Conveyed Subsidiaries has had, nor is there now threatened, a strike, picket, work stoppage, work slowdown, or other labor trouble relating to the Business or employees engaged therein. Neither Seller nor the Conveyed Subsidiaries has been a party within the last three (3) years to any collective bargaining or similar labor agreement relating to the Business or employees engaged therein. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, within the last three (3) years, neither Seller nor the Conveyed Subsidiaries has experienced any labor disputes or any work stoppage or slowdowns due to labor disagreements. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, (a) no question concerning representation has been raised or, to the knowledge of Seller, is threatened with respect to the employees of Seller or the Conveyed Subsidiaries; (b) no grievance that is reasonably likely to have a Material Adverse Effect, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claims therefor exist;
(c) no collective bargaining agreement that is binding on Seller or any Conveyed Subsidiary restricts each from relocating, closing or subcontracting any of its respective operations; and (d) there is no unfair labor practice, charge or complaint against Seller or any Conveyed Subsidiary with respect to the Business, or (to the knowledge of Seller) threatened before the National Labor Relations Board or any foreign authority.

                  SECTION 3.24 RELATED PARTY TRANSACTIONS. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, neither Seller, any Conveyed Subsidiary nor any director or officer of Seller or any Conveyed Subsidiary is currently a party to any transaction with Seller or any Conveyed Subsidiary (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, Seller or any Conveyed Subsidiary in connection with the operation of the Business, any employee, officer or director of Seller or any Conveyed Subsidiary, or to or from any corporation, partnership, trust or other entity in which any such person, or group of such persons, owns in excess of 5% of the outstanding equity interest. All transactions described in Section 3.24 of the Seller Disclosure Schedule, or required to be described therein, were entered into at arms-length upon terms no less favorable to Seller or any Conveyed Subsidiary than those generally available from unrelated third parties.

                  SECTION 3.25 ABSENCE OF QUESTIONABLE PAYMENTS. To the knowledge of Seller, neither Seller nor any Conveyed Subsidiary nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of the Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

                  SECTION 3.26 CUSTOMERS AND VENDORS. Section 3.26(a) of the Seller Disclosure Schedule sets forth correct and complete lists of the twenty
(20) largest (by dollar volume) customers and vendors of the Division during the most recently completed fiscal year. Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, to the knowledge of Seller, there are no outstanding material disputes with any customer or vendor listed in Section 3.26(a) of the Seller Disclosure Schedule and no customer or vendor listed thereon has refused to continue to do business with the Division or has (x) stated its intention not to continue to do business with the Division or (y) stated its intention to order at least 10% less of product (measured in revenue dollars) in fiscal 1997 than it ordered in fiscal 1996 or (z) requested a change in its term of payment to a term of more than 40 days. Except as set forth in
Section 3.26(c) of the Seller Disclosure Schedule, since December 31, 1996, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Division, and, to the knowledge of Seller, there is no current material shortage or unavailability which leads it to believe that any such shortages will occur.

                  SECTION 3.27 DISTRIBUTORS AND REPRESENTATIVES. Section 3.27(a) of the Seller Disclosure Schedule sets forth a correct and complete list of the distributors, representatives and agents for the sale of the products of the Division during the most recently completed fiscal year. Except as set forth in
Section 3.27(b) of the Seller Disclosure Schedule, since December

31, 1996, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship.

                  SECTION 3.28 DEFECTS IN PRODUCTS OR DESIGNS; PRODUCT SAFETY.

                  (a) Except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, the Division has not received actual notice of any alleged noncompliance with any regulatory, engineering, industrial or other codes applicable to the design, construction, manufacturing or installation of any material product made, manufactured, constructed, distributed, sold, leased or installed by the Division or its employees or agents.

                  (b) Except as set forth in Section 3.28(b) of the Seller Disclosure Schedule, Seller has not within the preceding three years filed a notification or report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any product manufactured or sold by the Division.

                  SECTION 3.29 PRODUCT WARRANTIES. True and correct copies of all express written product warranties and express written product guaranties applicable to Seller and the Conveyed Subsidiaries and their products and services in connection with the Business, which were made by Seller or the Conveyed Subsidiaries after December 31, 1996, have been provided to Buyer.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller, Figgie Real Estate, Figgie Properties and Figgie Licensing as follows:

                  SECTION 4.1 CORPORATE ORGANIZATION AND AUTHORITY.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has heretofore delivered to Seller complete and correct copies of its certificate of incorporation and bylaws (or other organizational documents of like import), as currently in effect.

                  (b) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Buyer and no other corporate or stockholder on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered each of the Related Agreements to be executed and delivered by Buyer will constitute, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Seller, Figgie Real Estate, Figgie Properties and Figgie Licensing, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  SECTION 4.2 CONSENTS AND APPROVALS: NO VIOLATIONS.

                  (a) Neither the execution and delivery of this Agreement or the Related Agreements by Buyer nor the performance by Buyer of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other organizational documents of like import) of Buyer; (ii) result in (with or without the giving of notice or lapse of time or both) a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, mort-gage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation relating to the business of Buyer or to which Buyer is a party or by which Buyer or any of the assets exclusively used or held for use by Buyer may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Buyer is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not in the aggregate have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Related Agreements or (B) that become applicable as a result of any acts or omissions by Seller.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Buyer or the performance by Buyer of its obligations hereunder and thereunder, except (i) compliance with any applicable requirements of the HSR Act and the Australian and New Zealand equivalents thereof, if any, (ii) compliance with the Australia Foreign Change of Control Law and the New Zealand Foreign Change of Control Law and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings that either (A) may be required to novate, assign or transfer any contract or agreement with any Governmental Entity, (B) the failure of which to be obtained or made would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Related Agreements or (C) become applicable as a result of any acts or omissions by Seller.

                  SECTION 4.3 LITIGATION. As of the date hereof, there is no claim, action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer that challenges the validity of this Agreement or the Related Agreements, or the ability of Buyer to perform its obligations hereunder or thereunder, by or before any Governmental Entity.

                  SECTION 4.4 INVESTIGATION BY BUYER. Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties, information, statements and covenants contained in this Agreement (including, without limitation, the Seller Disclosure Schedule) and the Related Agreements, and acknowledges that neither Seller nor any of its Affiliates, nor any of their re-spective directors, officers, employees, controlling persons, agents, representatives or any other Person makes or has made, other than as specifically made in this Agreement or any Related Agreement, any representa-tion or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates, or their respective directors, officers, employees, controlling persons, agents, representatives or any other Person. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to diminish or otherwise adversely affect the rights of Buyer hereunder, including, without limitation, the rights of Buyer under Section 7.5 hereof.

                  SECTION 4.5 SOLVENCY; FINANCING. (a) At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement and the Related Agreements and the financing of such transactions, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its liabilities on its debts and liabilities as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they mature.

                  (b) Buyer has, as of the date of this Agreement, delivered to Seller a complete and correct copy of a commitment letter relating to certain financing with respect to the purchase of the Division.

                  SECTION 4.6 CERTAIN FEES. Except in connection with the retention of Harbour Group Industries, Inc. (whose fees shall be the sole responsibility of Buyer), none of Buyer or its respective Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.



                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.1 CONDUCT OF THE BUSINESS. Seller agrees that, during the period from the date of this Agreement to the Closing, except (i) for transfers of Excluded Assets from the Division to Seller, (ii) as set forth in
Section 5.1 of the Seller Disclosure Schedule or (iii) as consented to by Buyer in writing:

                  (a) Seller shall (i) cause the business operations of the Division to be conducted in the ordinary course consistent with past practice,
(ii) preserve intact the Division's organization and use its reasonable best efforts to preserve relationships with suppliers, customers and others having business dealings with the Division in order that its goodwill and ongoing business shall not be impaired in any material respect on the Closing Date,
(iii) maintain its books, accounts and records relating to the Business in the ordinary manner, on a basis consistent with past practice, (iv) comply in all material respects with all contractual obligations applicable to the Division or the conduct of the Business and perform all of its material obligations relating to the Business, (v) maintain in the ordinary course all of the material licenses and permits listed on the Seller Disclosure Schedule in full force and effect, (vi) maintain in the ordinary course all real property, buildings,

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



offices, shops and other structures and material properties included in the Assets in good operating condition and repair, except for ordinary wear and tear; and (vii) pay its accounts payable relating to the Business in the ordinary course on a basis consistent with past practice;

                  (b) Seller shall not (i) sell or dispose of any of the properties or assets of the Division in excess of $100,000, in the aggregate, except in the ordinary course of business; (ii) except as may be required by existing contracts and except for intercompany loans and advances, make any loans, advances (other than advances in the ordinary course of business and consistent with past practice of the Business) or capital contributions to, or investments in, any other Person on behalf of the Business; (iii) increase in any manner the compensation of any of the officers or other employees of the Business, except such increases as are granted in the ordinary course of business in accordance with its practices of the last two years (which shall include normal periodic performance reviews and related compensation and benefit increases); (iv) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Business, except for increases occurring in the ordinary course of business in accordance with its practices of the last two years or increases required by any applicable law, rule or regulation; (v) make any change in any of the present accounting methods and practices of the Business, except as required by changes in GAAP; (vi) mortgage, pledge or subject to Lien or other encumbrances any of the Assets or the Shares (other than Permitted Liens and other than pursuant to the Credit Agreement, dated as of December 19, 1995, as amended between Seller, the lenders party thereto and General Electric Capital Corporation); (vii) cancel any debt or material claim in its favor or waive any right of material significance relating to the Business or the Assets; (viii) with respect to the Division, settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any material contracts;
(ix) with respect to the Division, permit any material insurance policy to be canceled

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



or terminated without notice to Buyer; (x) with respect to the Division, fail to confer on a regular and frequent basis with one or more representatives of Buyer to report material operational matters and the general status of ongoing operations; (xi) with respect to the Division, commit a breach of, or default under, any material contract, agreement, license or instrument to which they are a party or to which any of their assets may be subject; (xii) with respect to the Division, (A) factor or discount its accounts receivable or other amounts due, (B) delay payment on, or otherwise alter the payment terms of, accounts payable or pay the amounts due thereunder later than the stated date for payment thereof in accordance with past practice or (C) sell any inventory at less than fair market value or make any bulk sale of such inventory except in the ordinary course; (xiii) with respect to the Division, (A) make or authorize capital expenditures in excess of $500,000; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any Person; (D) enter into any material contract or agreement other than in the ordinary course of business; or (E) amend or terminate in any respect any material contract, agreement, commitment or arrangement other than in the ordinary course of business; (xiv) with respect to the Conveyed Subsidiaries, (A) make any new or change any current Tax election or (B) settle or compromise any material federal, state, local or foreign income Tax liability; (xv) with respect to the Division, incur or assume any indebtedness or guarantee any indebtedness or commitments for the same; (xvi) with respect to the Division, loan or advance any amount to, or sell, transfer or lease any property or asset to, or enter into any agreement with, any of their respective stockholders, officers, employees or directors; (xvii) with respect to the Division, enter into any employment agreement, sales agency agreement or other contract for the performance of personal services which is not terminable without liability upon no more than thirty (30) days' notice (or such greater notice period prescribed by law) or grant any increase in the rate of compensation or in the benefits payable or to become payable to any agent or consultant

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over the levels in effect on the date hereof; (xviii) with respect to the
Division, terminate, modify or enter into any leases, governmental licenses or permits affecting real and/or personal properties, or other authorizations or agreements affecting real properties or the operation thereof other than as contemplated by Sections 1.1(d) and 5.4 hereof; (xix) make or guarantee any loans to any customer, vendor or distributor of the Division or its products;
(xx) with respect to the Division, reduce any liabilities or reserves in the aggregate in amounts in excess of $500,000, except by reason of related cash payments; (xxi) amend or propose to amend the articles of association or by-laws of the Conveyed Subsidiaries; or (xxii) (A) declare or pay any dividends on or make other distributions in respect of any of the capital stock of the Conveyed Subsidiaries, (B) split, combine or reclassify any of such capital stock, or issue or authorize or propose the issuance of any other securities or interests in respect of, in lieu of or in substitution for shares of such capital stock or
(C) repurchase or otherwise acquire any shares of such capital stock.

                  (c) Seller shall not take any action regarding the Conveyed Subsidiaries that would adversely affect Buyer as owner of the Shares after Closing or adversely affect Seller's ability to transfer the Shares to Buyer.

                  (d) Seller shall promptly comply, and shall cause the Asset Affiliates and the Conveyed Subsidiaries to comply, in all material respects with all laws and regulations (including, without limitation, those relating to the protection of the environment and employee benefits) applicable to the Division and the Assets and all laws and regulations with which compliance is required for the valid consummation of the transactions contemplated hereby and shall promptly notify Buyer of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the knowledge of Seller, threatened or contemplated, which could affect the Division, the Business or any of the Assets.


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



                  SECTION 5.2 ACCESS TO INFORMATION.

                  (a) Upon reasonable advance notice, between the date hereof and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access during normal business hours to the offices, facilities, properties, books and records of the Business; (ii) cause the management of the Division to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request, and (iii) instruct the management of the Division to cooperate with Buyer in its investigation of the Business, PROVIDED, THAT all requests for information, to visit plants or facilities or to interview Seller's or the Conveyed Subsidiaries' employees or agents must be requested of, and coordinated with, an executive officer of Seller or such person or persons as he shall designate; PROVIDED FURTHER THAT any such investigation shall be conducted under the supervision of Seller's or a Conveyed Subsidiary's personnel and in such a manner as not to interfere with the business operations of the Business; PROVIDED FURTHER THAT no officer, employee, or representative of Seller, including those of the Division, shall be required
(x) to participate in road shows or (y) to be otherwise involved in any financing; PROVIDED STILL FURTHER THAT, subject to clause (x) of the preceding proviso, officers of Seller, including those of the Division, shall meet, at reasonable times, with Buyer's financing sources, PROVIDED THAT it shall be made clear to such financing sources that none of Seller or any such persons shall have any responsibility or liability with respect to such financing. Notwithstanding anything to the contrary in this Agreement, none of Seller and the Conveyed Subsidiaries shall be required to disclose any information to Buyer or their authorized representatives if doing so would violate any agreement, law, rule or regulation to which Seller or a Conveyed Subsidiary is a party or to which Seller or a Conveyed Subsidiary is subject. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall have any obligation to make available or provide to Buyer or their authorized representatives a copy of any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates

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



or any related materials, except to the extent such Tax Return relates to the Division.

                  (b) All information concerning Seller or the Business furnished or provided by Seller to Buyer or their authorized representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement (as hereafter defined). The Confidentiality Agreement shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of the Agreement or the termination hereof.

                  SECTION 5.3 REGULATORY COMPLIANCE.

                  (a) The parties hereto shall make or cause to be made all necessary filings, as promptly as practicable, including, without limitation, those required under the HSR Act, the Australian Foreign Change of Control Law, the New Zealand Foreign Change of Control Law, applicable U.S. or foreign antitrust laws and applicable state laws, in order to facilitate prompt consummation of the transactions contemplated hereby and by the Related Agreements. In addition, Buyer and Seller shall each use their respective reasonable efforts, and shall cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated hereby and by the Related Agreements and (ii) obtain promptly all approvals, permits, orders, qualifications or other consents of any applicable Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement and the Related Agreements. Each of the parties hereto shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

                  (b) Subject to the Confidentiality Agreement and applicable law, Buyer and Seller shall coordinate and cooperate with each other in providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act, the Australian Foreign Change of Control Law, the New Zealand Foreign Change of Control Law, or in connection with other regu-

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



latory approvals and consents. Each of Buyer and Seller agrees to respond promptly to and to comply fully with any request for additional information or documents under the HSR Act, the Australian Foreign Change of Control Law, the New Zealand Foreign Change of Control Law, and any similar applicable foreign laws.

                  SECTION 5.4 CONSENTS; ASSIGNMENTS. Seller shall use its best efforts to take or cause to be taken all action and to do or cause to be done, and Buyer shall assist and cooperate with Seller in doing, all things necessary, proper or advisable under applicable laws and regulations and under applicable contractual provisions to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases and licenses relating to the Assets (including the Software Contracts and Manufacturing Equipment Contracts); PROVIDED THAT the costs, fees and expenses relating to the assignment of the agreements, leases and licenses relating to the Assets (including the Software Contracts and Manufacturing Equipment Contracts) shall be borne by Seller subject to such costs, fees and expenses not being patently commercially unreasonable; PROVIDED FURTHER THAT Seller shall not request that Buyer make any payments with respect to such assignments. In the event and to the extent that Seller is unable to obtain any such required consent, approval or amendment, (i) Seller shall use its reasonable efforts to (x) provide or cause to be provided to Buyer the benefits of any permit or approval and of any agreement, lease or license (including the Software Contracts and Manufacturing Equipment Contracts), (y) cooperate in any arrangement, reasonable and lawful as to Seller and Buyer, designed to provide such benefits to Buyer and (z) enforce for the account of Buyer any rights of Seller arising from such agreements, leases and licenses, including the right to elect to terminate in accordance with the terms thereof on the advice of Buyer, (ii) Buyer shall use its reasonable efforts to perform the obligations of Seller arising under such agreements, leases and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement, Buyer has control over the resources necessary to perform such obligations and (iii) Buyer shall indemnify and hold harmless Seller and its Representatives (as hereafter defined) from and against any Damages (as hereafter de-

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



fined) arising out of or resulting from Buyer's performance or failure to perform under such agreements, leases and licenses. Seller shall, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance. If and when any such consent shall be obtained or such agreement, lease or license shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all its rights and obligations thereunder to Buyer without the payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all liability hereunder.

                  SECTION 5.5 REASONABLE BEST EFFORTS, ETC. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Related Agreements or the performance of the obligations hereunder or thereunder, (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement and the Related Agreements and (iv) in the case of Buyer, the obtaining of the funds to pay the Purchase Price and any fees, expenses and other amounts payable pursuant to this Agreement and the Related Agreements.

                  SECTION 5.6 PUBLIC ANNOUNCEMENTS. Neither Seller, Buyer nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Related Agreements or the other transactions

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contemplated hereby and thereby without the prior consultation and consent of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

                  SECTION 5.7 EMPLOYEES; EMPLOYEE BENEFITS.

                  (a) Buyer shall offer to continue the employment, after the Closing Date, of each person who is an active employee of the Business on the Closing Date (collectively, the "AFFECTED EMPLOYEES") in a position that is comparable to that held with the Business as of the Closing Date, at a base salary comparable to that provided as of such date. No employee of the Business who is on a leave of absence or who is absent from work on account of a disability on the Closing Date (the "ABSENT EMPLOYEES") shall become an employee of Buyer as of the Closing Date. Section 5.7 of the Seller Disclosure Schedule sets forth the name of each Absent Employee, the commencement date of his or her absence and the reason for such absence. If the terms of the Absent Employee's leave of absence or disability absence provides for continued employment with the Business, Buyer shall offer employment to each such Absent Employee listed in Section 5.7 of the Seller Disclosure Schedule in accordance with such employee's reemployment terms as of the date after the Closing Date that the employee returns to work. An Absent Employee shall become an Affected Employee on the date such employee returns to work having accepted employment with the Buyer (the "REEMPLOYMENT DATE"). Prior to the Reemployment Date, the Absent Employee shall continue to be an employee of Seller and shall not be an employee of Buyer.

                  (b) As of the Closing Date, Affected Employees shall cease to participate in the employee welfare benefit plans (as such term in defined in ERISA) maintained or sponsored by Seller or its Affiliates (the "PRIOR WELFARE PLANS") and shall commence to participate in welfare benefit plans of Buyer or its Affiliates (the "REPLACEMENT WELFARE PLANS"). Buyer shall use its reasonable efforts to (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Affected Employees under the Replacement Welfare Plans,

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other than limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans.

                  (c) For a period of one year immediately following the Closing Date, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Buyer or its Affiliates shall be, in the aggregate, not less favorable than those generally provided to the employees of Buyer or Omniquip International, Inc. and its subsidiaries immediately prior to the Closing Date. Buyer shall use its reasonable efforts to cause any Affected Employee who accepts employment with Buyer to be given credit for all service with the Business and Seller under all employee benefit plans, programs and policies, and fringe benefits of Buyer in which they become participants for purposes of eligibility, vesting and benefit accrual. Buyer shall be responsible and assume all liability for all salary and, except in the case of a pension plan as defined in ERISA, benefit continuation and/or severance payments relating to any Affected Employee that may be payable as a result of any termination by Buyer of the employment of any such Affected Employee within five years after the Closing Date, and for all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Buyer within five years after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with any of the foregoing. The parties hereto acknowledge that nothing herein is intended to imply that Seller shall have liability after five years with respect to any of the matters set forth in preceding sentence.

                  (d) As of the Closing Date, Buyer shall assume the employment agreements listed in Section 5.7(d)(i) of

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the Seller Disclosure Schedule (the "EMPLOYMENT AGREEMENTS"), which Employment
Agreements shall thereafter be binding obligations of Buyer. As of the Closing Date, Buyer shall assume the letter agreements, as amended, initially entered into during the period commencing on March 14, 1996 and ending on May 22, 1997, between Seller and the persons listed in Section 1.2(k) of the Seller Disclosure Schedule.

                  (e) The benefits of the Affected Employees in any of Seller's or its Asset Affiliates' tax qualified retirement plans shall not be transferred to tax qualified plans and trusts maintained or to be established by Buyer. Seller and its Asset Affiliates shall retain all (and Buyer does not assume any) liability with respect to benefits payable to any Affected Employees from such plans. The benefits of the Affected Employees in Seller's or its Asset Affiliates' plans shall be paid to the Affected Employees according to the terms of such plans.

                  (f) Except as otherwise provided in Section 5.7(d) hereof, Buyer shall not assume any employee benefit plan entered into or established by Seller or any Asset Affiliate with or for the benefit of any employee of the Seller or any Asset Affiliate. Any assets or trust fund established or maintained by Seller or any Asset Affiliate with respect to any such employee benefit plan shall be retained by and remain the responsibility of Seller, the applicable Asset Affiliate or the applicable trustee. The trust fund contemplated by clause 4 of the Hogan Services Agreement and all assets therein shall be retained by and be the responsibility of Snorkel-Australia.

                  (g) Seller shall be liable for and be responsible for the administration of all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees pending as of the Closing Date, or made after the Closing Date but relating to events occurring prior to the Closing Date. Buyer shall have responsibility for and shall indemnify and hold harmless Seller from and against any and all

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claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees made after the Closing Date and relating to events occurring after the Closing Date.

                  SECTION 5.8 ALLOCATION OF PURCHASE PRICE. Section 5.8 of the Seller Disclosure Schedule sets forth the allocation of the Purchase Price and the Assumed Liabilities (other than contingent liabilities) among the Assets and the Shares and the Designee Shares to be purchased hereunder (the "ALLOCATION"), which Allocation shall be updated as of the Closing Date as soon as practicable after the final determination of the Final Closing Balance Sheet. The Allocation shall be made in accordance with section 1060 of the Code and applicable Treasury Regulations. Each of Seller and Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute; PROVIDED, HOWEVER, that if, in any audit of any Tax Return of Seller or Buyer by a Taxing Authority, the allocations are finally determined to be different from the Allocation, Buyer and Seller may (but shall not be obligated to) take any position or action consistent with the allocations as finally determined in such audit.

                  SECTION 5.9 PRORATION OF CERTAIN TAXES. Whenever necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year ends on the Closing Date, except that exemptions, allowances or deductions that are

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



calculated on an annual basis and annual real and personal property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

                  SECTION 5.10 WARRANTY CLAIMS. Seller and Buyer agree that after the Closing, all express, implied or oral warranty claims made in connection with events occurring prior to the Closing Date and in respect of products sold or services performed by the Division prior to the Closing Date shall be referred to and processed by Buyer. All such warranty claims shall continue to be Assumed Liabilities or Retained Liabilities, as the case may be, as provided in Sections 1.2 and 1.3 hereof.

                  SECTION 5.11 DELIVERY OF REPORTS, DEFAULTS, ETC. PENDING CLOSING.

                  (a) Seller shall deliver to Buyer reasonably promptly each inspection report, questionnaire, inquiry, demand or request for information that primarily or secondarily relates to the Division received from the date of this Agreement through the Closing Date by Seller, any Asset Affiliate or the Conveyed Subsidiaries from (and each response thereto), and each statement, report or other document filed from the date of this Agreement through the Closing Date by Seller with respect to the Division or any Conveyed Subsidiary with, any federal, state or local governmental body or administrative agency (including, but not limited to, the Securities and Exchange Commission, or any stock exchange, other than any request for information received from the Internal Revenue Service in connection with its audit of federal income tax returns that does not relate primarily to the Business).

                  (b) Seller shall, after becoming aware thereof, promptly notify Buyer of any event or condition that might cause any Material Adverse Effect or any Subsidiary Material Adverse Effect or any event or condition that might reasonably be expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct as of the Closing Date. Seller shall also promptly notify Buyer of any development

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



involving any matter disclosed on the Seller Disclosure Schedule which shall occur after the date hereof. The covenants set forth in this Section 5.11 shall in no event serve as the basis for indemnification under Article VII hereof.

                  (c) Seller shall comply with all reasonable requests by Buyer to obtain a good standing certificate with respect to Seller as of the Closing Date; PROVIDED THAT the failure to obtain such good standing certificate shall not be deemed a failure of any condition set forth in Article VI hereof.

                  (d) Seller shall have the right to update the following Sections of the Seller Disclosure Schedule (solely with respect to actions or occurrences after the date of this Agreement): 3.6 (only as to clauses (e), (f) and (j)(viii) of Section 3.6 hereof), 3.7(a)(i) (only with respect to the first sentence of Section 3.7(a) hereof), 3.8(b) (only with respect to the third and sixth sentences of Section 3.8(b) hereof), 3.9(b) (only with respect to the third sentence of Section 3.9(b) hereof), 3.10 (only as to the entering into of Contracts after the date of this Agreement), 3.12, 3.14(b) (only with respect to the last sentence of Section 3.14(b) hereof), 3.15 (only with respect to clauses
(e)(v) and (e)(vii) of Section 3.15 hereof), 3.16(h), 3.16(q), 3.17(a) (only with respect to communications referenced in the last sentence of Section 3.17(a) hereof), 3.17(b), 3.19, 3.23, 3.26(b), 3.26(c), 3.27(b), 3.28(a) and
3.28(b). Such supplements to the Seller Disclosure Schedule shall be taken into effect only for purposes of Sections 6.2(a) and 7.5 hereof (insofar as the preceding representations are concerned) but not for any other purpose, including, without limitation, Section 3.6 hereof, Section 6.2(a) hereof as applied thereto, and Section 6.2(c) hereof.

                  SECTION 5.12 REAL PROPERTY TITLE REVIEW. To the extent not obtained prior to the execution of this Agreement, Seller shall request that Chicago Title Insurance Company or another title company mutually acceptable to Buyer and Seller furnish commitments, at Buyer's expense, to issue ALTA owner's policies of title insurance providing that upon due recordation or filing of an appropriate deed or other instrument of conveyance, such

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title company shall insure that title to the real property to be transferred by
Seller or Figgie Properties or Figgie Real Estate to Buyer pursuant to Section
1.1 hereof, shall be vested in Buyer free and clear of all defects, liens and encumbrances, other than Permitted Liens. Such commitments described in Section
3.7 hereof shall be delivered not later than ten days prior to the Closing Date. Seller shall deliver to Buyer a current ALTA "as built" survey (which shows, among other items, the location of all easements of record set forth in such title commitments), at Buyer's expense, of each parcel of real property located in the United States and described in Section 1.1(a)(i) of the Seller Disclosure Schedule at least ten days prior to the Closing Date. Seller shall deliver to Buyer a current survey, at Buyer's expense, of each parcel of real property not located in the United States and described in Section 1.1(a)(i) of the Seller Disclosure Schedule at least ten days prior to the Closing Date. Buyer shall review the commitments and surveys prior to Closing. If there exists any material defect, lien or encumbrance disclosed on said commitments or surveys that was not disclosed on the title commitments and surveys furnished to Buyer prior to the date of the execution of this Agreement which materially restricts or could materially restrict the continuance after Closing of the operations of the Business as operated on a recent, historical basis, Buyer shall advise Seller reasonably promptly in writing and Seller shall have the opportunity before Closing to cure, or make arrangements satisfactory to Buyer to cure, any such defect, lien or encumbrance, it being agreed that any failure by Seller to so cure shall constitute a failure to satisfy the conditions to Buyer's obligation to close set forth in Section 6.2(b) hereof; PROVIDED THAT such failure shall not otherwise be deemed a breach of any covenant, obligation or condition herein, including for purposes of Section 7.2 and 7.5 hereof.

                  SECTION 5.13 PRELIMINARY ENVIRONMENTAL ASSESSMENT REPORTS. Buyer may not prior to Closing conduct a Phase II Environmental Assessment Report for any parcel of Property. Seller has heretofore delivered to Buyer that Phase I Environmental Assessment Report of Snorkel-Economy, Elwood, Kansas and St. Joseph, Missouri, dated August 12, 1996.

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




                  SECTION 5.14 AGREEMENT NOT TO COMPETE OR SOLICIT. In order to assure Buyer the complete benefit of the ownership of the Assets and the Business, Seller covenants that, for a period of five years after the Closing Date, neither Seller nor any Affiliate of Seller shall (i) engage in a business similar to that of the Business and the Division as of the date of this Agreement (a "COMPETING BUSINESS"), anywhere in the world whether such engagement shall be as owner, partner, agent, consultant or shareholder (except as the holder of not more than two percent (2%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto) or assist any other Person to be so engaged; (ii) solicit the employment of or hire any person while such person is in the employ of Buyer or its Affiliates; (iii) solicit any Person who is a customer of the Division at the Closing Date for purposes of selling to such customer any product that competes with any product made by the Division as of the Closing Date; or (iv) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer or supplier to Buyer or any distributor or seller of products of Buyer, or that is otherwise a contracting party with Buyer, to terminate or otherwise adversely change or cancel any written or oral agreement with Buyer. This Section shall survive the expiration or termination of this Agreement. Seller acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 5.14 are fair and reasonably required for the protection of Buyer. In the event that any of the provisions of this Section 5.14 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Seller acknowledges that any breach of its obligations under this Section 5.14 may result in irreparable injury to Buyer, for which Buyer

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



may not have an adequate remedy at law. In the event of any such breach, Buyer may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against Seller for injunctive relief, specific performance or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance, and if successful, obtain reimbursement of its actual costs and attorneys' fees for bringing such action or actions. In the event of a breach by Seller or any of its Affiliates of any covenant set forth in this Section 5.14, the term of such covenant will be extended by the period of the duration of such breach. Notwithstanding anything herein to the contrary, this Section 5.14 shall not be deemed violated if Seller makes an acquisition of an interest in any entity that is engaged in a Competing Business so long as (i) the operations engaged in by such Competing Business are directly or indirectly disposed of or discontinued (or Seller disposes of or reduces to below 2% its interest) within twelve months of Seller having acquired such interest and (ii) neither the sales nor net income of such acquired Competing Business exceeds 50% of the total sales or operating income of such entity.

                  SECTION 5.15 TAX RETURNS. Buyer shall cause the Conveyed Subsidiaries to include the results of their respective operations in any separate foreign income Tax Return required to be filed by the Conveyed Subsidiaries for any taxable year beginning before and ending after the Closing Date. Buyer shall pay, or cause to be paid, all Taxes shown as due on any such Tax Return with respect to the Conveyed Subsidiaries.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

                  SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the Closing of each of the following conditions:


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



                  (a) Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, the Australian Foreign Change of Control Law or the New Zealand Foreign Change of Control Law shall have expired or been terminated and all material governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given and shall remain in full force and effect;

                  (b) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any United States, New Zealand or Australia court or governmental authority that prohibits the consummation of the transactions contemplated hereby; and

                  (c) There shall not be in effect any judgment, order, injunction or decree of any United States, New Zealand or Australia court of competent jurisdiction, or any action or proceeding, pending or threatened, by a Governmental Entity, enjoining the consummation of the transactions contemplated hereby.

                  SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

                  (a) On the Closing Date, the representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except in the case of any representation and warranty that speaks as of any other date, in such case, such representation and warranty shall be true and correct in all material respects as of such date); PROVIDED, THAT the foregoing condition shall be deemed satisfied with respect to any representation and warranty that is untrue at any time if the failure of such representation and warranty to be true would not have a Material Adverse Effect. Buyer shall have received at the Closing a certificate (the "SELLER'S CLOSING CERTIFICATE"), dated the Closing Date, signed by the President

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



or a Vice President of Seller to the foregoing effect and to the effect set forth in subsection (b) below; PROVIDED THAT the qualification with respect to Material Adverse Effect set forth in the proviso to the preceding sentence shall be of no force and effect for purposes of the indemnification rights of Buyer pursuant to Section 7.5 hereof insofar as the Seller's Closing Certificate is concerned.

                  (b) Seller shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and Buyer shall have received the Seller's Closing Certificate to such effect.

                  (c) During the period from the date hereof to the Closing Date, there shall not have occurred a Material Adverse Effect.

                  (d) All corporate proceedings to be taken by Seller, the Asset Affiliates and the Conveyed Subsidiaries in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer.

                  (e) Seller shall have delivered to Buyer the items referred to in Section 1.7 hereof.

                  (f) Seller shall have delivered to Buyer releases of (i) Liens pursuant to the Credit Agreement, dated as of December 19, 1995, as amended between Seller, the lenders party thereto and General Electric Capital Corporation and (ii) Liens of First National Bank of Boston.

                  (g) (i) (A) There shall have been received all necessary consents from third parties to the assignment of the contracts, licenses, leases and other agreements set forth in Section 6.2(g)(i) of the Seller Disclosure Schedule or (B) Seller shall have provided to Buyer substantially equivalent arrangements with respect to the contracts, licenses, leases and other agreements set forth in Section 6.2(g)(i) of the Seller Disclosure

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



Schedule; PROVIDED THAT the replacement of any contract, license, lease or other agreement with such arrangements shall not, in the aggregate, have a material adverse impact on the operation of the Business and (ii) Seller shall have obtained either the assignment described in clause (i) of Section 6.2(g)(ii) of the Seller Disclosure Schedule or the license described in clause (ii) of
Section 6.2(g)(ii) of the Seller Disclosure Schedule.

                  (h) The condition set forth in the first sentence of clause
(A)(xiv) contained on page 9 of the commitment letter, dated July 18, 1997 (a copy of which has been previously delivered to Seller), shall have been satisfied or waived.

                  (i) Buyer shall have received a written opinion dated as of the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Seller, in substantially the form attached hereto as Exhibit F.

                  (j) Buyer shall have received a written opinion dated as of the Closing Date from Deacons Graham & James, Australian counsel to Seller, in substantially the form attached hereto as Exhibit G.

                  (k) Buyer shall have received a written opinion dated as of the Closing Date from Chapman Tripp Sheffield Young, New Zealand counsel to Seller, in substantially the form attached hereto as Exhibit H.

                  SECTION 6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

                  (a) On the Closing Date, the representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date. Seller shall have received at the Closing a certificate (the "BUYER'S CLOSING CERTIFICATE"), dated the Closing Date, signed by the President or a Vice

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



President of Buyer to the foregoing effect and to the effect set forth in subsection (b) below.

                  (b) Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and Seller shall have received the Buyer's Closing Certificate to such effect.

                  (c) All corporate proceedings to be taken by Buyer in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller.

                  (d) Buyer shall have delivered to Seller the items referred to in Section 1.8 hereof.

                  (e) Seller shall have received a written opinion dated as of the Closing Date from Dickstein Shapiro Morin & Oshinsky LLP, counsel to Buyer, in substantially the form attached hereto as Exhibit I.


                                   ARTICLE VII

                    TERMINATION; AMENDMENT; WAIVER; SURVIVAL

                  SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) by the mutual written consent of the Board of Directors of Seller and the Board of Directors of Buyer;

                  (b) by either Buyer or Seller, if any United States, New Zealand or Australian Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their reasonable best efforts to lift or render inapplicable to the transactions contemplated hereby), in each case permanently restraining, enjoining or other other-

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



wise prohibiting this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby or making this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby illegal and such statute, order, decree, regulation or other action shall have become final and nonappealable;

                  (c) by either Seller or Buyer if the Closing shall not have occurred by October 31, 1997; or

                  (d) by Seller in the event that the Board determines in the exercise of its fiduciary duties that such termination is in the best interests of Seller and its stockholders; PROVIDED THAT Seller agrees that immediately following such termination it shall pay Buyer a fee of $3 million.

                  SECTION 7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any party hereto and the transactions contemplated hereby shall be abandoned, without further action; PROVIDED THAT the agreements contained in Sections 3.18, 4.6, 5.2(b), 7.2, 7.4 and 9.5 hereof shall survive the termination hereof; and PROVIDED FURTHER that the Confidentiality Agreement shall remain in full force and effect and that the termination of this Agreement shall not relieve any party for liability for any willful and knowing breach of this Agreement.

                  SECTION 7.3 AMENDMENT, MODIFICATION AND WAIVER.

                  (a) This Agreement may be amended, modified or supplemented only by a signed written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by

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



or on behalf of the appropriate party or parties, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                  (b) At any time prior to the Closing, a party may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  SECTION 7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3.1, 3.15, 3.17, and 4.1 hereof shall survive the Closing and remain in full force and effect until the third anniversary of the Closing Date, at which time they shall terminate. The representations and warranties contained in Sections 3.18, 4.5 and 4.6 hereof shall survive the Closing and remain in full force and effect until the sixth anniversary of the Closing Date, at which time they shall terminate. The representations and warranties contained in Sections 3.7 (as to the fact of ownership (but not as to the presence of Liens or otherwise as to the quality of ownership) of the Assets) and 3.16 hereof shall survive the Closing and remain in full force and effect until the expiration of the applicable statutes of limitations, at which time they shall terminate. All other representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the date eighteen months from the Closing Date, at which time they shall terminate. All covenants and agreements contained herein shall survive the Closing for the same period of time as to which Seller is obligated to indemnify Buyer (or, in the case of covenants and agreements of Buyer, for the same period of time as to which Buyer is obligated to indemnify Seller) pursuant to Section 7.5 hereof. The state-

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



ments set forth in the Closing Certificates with respect to the representations and warranties and covenants and agreements contained in this Agreement shall survive for the same length of time as the corresponding representation and warranty or covenant and agreement, as the case may be. The sole remedy for any breach of any representation, warranty, covenant or agreement shall be pursuant to Section 7.5 hereof, except in the case of fraud or as otherwise provided in Sections 5.14 and 9.9 hereof.

                  SECTION 7.5 POST-CLOSING LIABILITY; INDEMNIFICATION.

                  (a) INDEMNIFICATION. From and after the Closing, but subject to the provisions of subsections (b) and (c) of this Section 7.5:

                           (i)  Seller shall indemnify and hold
harmless Buyer and its Affiliates, each of Buyer's and its respective Affiliates' directors, officers, employees, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "REPRESENTATIVES") from and against any liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, reasonable consultants' fees, disbursements and expenses, and other costs and expenses incident to proceedings or investigations or the defense of any claim), judgments, fines, losses, demands, claims, actions or causes of action, assessments, damages and amounts paid in settlement (collectively, "DAMAGES") arising out of, resulting from or related to, and to pay Buyer, its Affiliates and their respective Representatives the full amount of any sum which Buyer or any of its Affiliates or their respective Representatives pays on account of (A) any inaccuracy in any representation and warranty of Seller in this Agreement or in the Seller's Closing Certificate (without giving effect to the proviso to the first sentence of Section 6.2(a) hereof to the extent contained therein) or any instrument of transfer or assumption related hereto, (B) any failure of Seller duly to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement or the Seller's Closing Certificate or any instrument of transfer or assumption related hereto

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



(other than those set forth in Sections 5.11 and 5.12 hereof), (C) except as otherwise set forth in Section 2.6(c) hereof, liabilities for Taxes attributable to the Business for the periods or portions thereof ending on or prior to the Closing Date, (D) any liabilities related to failures to comply with laws applicable to bulk sale transfers in respect of Retained Liabilities and (E) the Retained Liabilities.

                           (ii) Buyer shall indemnify and hold harmless Seller,
its Affiliates and their respective Representatives from and against any Damages arising out of, resulting from or related to, and to pay Seller, its Affiliates and their respective Representatives the full amount of any sum which Seller or any of its Affiliates or their respective Representatives pays on account of (A) any inaccuracy in any representation and warranty of Buyer in this Agreement or in the Buyer's Closing Certificate or any instrument of transfer or assumption related hereto, (B) any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any instrument of transfer or assumption related hereto, (C) the imposition upon Seller, or assessment against Seller of any debt, liability or obligation other than the Retained Liabilities arising after the Closing Date of Buyer or any of its Affiliates relating to any of the Assets or the conduct of the Business after the Closing Date, (D) liabilities for Taxes attributable to the Business for the periods or portions thereof ending after the Closing Date (except to the extent that such period began before the Closing Date, in which case Buyer's indemnity shall cover only that portion of any such Tax Liability that is attributable to the portion of the period beginning after the Closing Date), (E) any liabilities related to failures to comply with laws applicable to bulk sale transfers in respect of Assumed Liabilities, and (F) the Assumed Liabilities.

                  (b) LIMITATIONS ON INDEMNIFICATION. (i) No action, claim or setoff for Damages subject to indemnification under this Section 7.5 shall be available (x) with respect to any claim for Damages resulting from a breach of any representation or warranty contained in this Agreement, unless such claim is brought prior to the

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



expiration of the survival period of such representation or warranty, (y) with respect to any claim for Damages resulting from a breach of any covenant the performance of which is to be made after the Closing Date, unless such claim is brought within six months of the expiration date for the performance of such covenant or (z) with respect to any claim for damages resulting from a breach of any covenant the performance of which is to be made on or prior to the Closing Date, unless such claim is brought on or before the date eighteen months from the Closing Date; PROVIDED, HOWEVER, that any claim made by the party seeking indemnification (the "INDEMNIFIED PARTY") to the party from which indemnification is sought (the "INDEMNIFYING PARTY") within the time periods set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved. The indemnification obligations of the respective parties set forth in Sections 7.5(a)(i)(C), (D), and (E) and 7.5(a)(ii)(C), (D),
(E) and (F) hereof shall survive indefinitely.

                           (ii) Notwithstanding anything herein to the contrary,
no indemnification shall be available under Section 7.5(a)(i)(A) or Section 7.5(a)(ii)(A) hereof (excluding any Damages arising from any breach of the representations and warranties set forth in Sections 3.1, 3.2(c), 3.18, 4.1, 4.5 and 4.6 hereof and as to the actual ownership of the Property (other than the Retained Property) (but not the quality of such ownership or the existence of Liens with respect thereto)) unless and until the aggregate amount of Damages that would otherwise be subject to indemnification pursuant to Section 7.5(a)(i)(A) or 7.5(a)(ii)(A) hereof ("BASKET LOSSES") exceeds $2 million (the "BASKET AMOUNT"); PROVIDED, HOWEVER, that in the event the Basket Losses exceed the Basket Amount the Indemnifying Party shall indemnify the Indemnified Party only for those Damages in excess of $1 million; PROVIDED FURTHER THAT any Damages arising from any breach of the representations and warranties of Seller in this Agreement or in the Seller's Closing Certificate that are qualified by references to "Subsidiary Material Adverse Effect" or to "materiality" (but not to "Material Adverse Effect" or "material adverse effect") and in respect of which the condition set forth in Section 6.2(a) hereof would not have been satisfied

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



but for the proviso to the first sentence of Section 6.2(a) hereof shall be excluded from the definition of Basket Losses.

                           (iii) Notwithstanding anything herein to the
contrary, the maximum aggregate liability of Seller under Section 7.5(a)(i)(A) or of Buyer under Section 7.5(a)(ii)(A) (excluding any Damages arising from any breach of the representations and warranties set forth in the first sentence of
Section 3.1(a), 3.1(b), clauses (i) and (ii) of the second sentence of 3.2(a), 3.2(c), 3.18, 4.1, 4.5 and 4.6 and as to the actual ownership of the Property (other than the Retained Property) (but not the quality of such ownership or the existence of Liens with respect thereto) shall not exceed $20 million.

                           (iv) Notwithstanding anything herein to the contrary
but except as otherwise provided in Section 7.5(d)(i) hereof, neither Buyer, its Affiliates, nor their respective Representatives shall be entitled to indemnification by Seller for any Damages arising from either (A) any matter of which any of the persons listed in Section 7.5(b)(iv) of the Seller Disclosure Schedule had actual and specific knowledge prior to the execution of this Agreement or (B) any breach of any representation and warranty of which Buyer had actual and specific knowledge prior to the Closing if Buyer was not required, pursuant to Article VI hereof, to close but nevertheless closed.

                           (v) Any calculation of Damages for purposes of
indemnification pursuant to this Section 7.5 shall be net of (a) any actual Tax Benefit (as hereafter defined) to the Indemnified Party arising from such Damages and (b) any insurance reimbursement in respect of Damages actually received by the Indemnified Party (except to the extent any such proceeds must be repaid by the Indemnified Party through adjustments to past, present or future insurance premiums, which adjustments are directly caused by the payment of such insurance reimbursement in respect of Damages).

                           (vi) Notwithstanding anything herein to the contrary,
neither Buyer, its Affiliates, nor their respective representatives shall be entitled to indemni-

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



fication for any matter if and to the extent reflected or included in a reserve or as a liability on the Final Closing Balance Sheet(other than those matters reflected or included in the liabilities or reserves set forth in Section 1.2(a) of the Seller Disclosure Schedule, with respect to which Buyer shall not be entitled to indemnification).

                  (c) INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                           (i) An Indemnified Party shall promptly (i) notify in
writing the Indemnifying Party of any third-party claim or claims ("THIRD PARTY CLAIM") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

                           (ii) Within forty-five days (45) days after receipt
of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 7.5 with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                           (iii) If the Indemnifying Party notifies the
Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with

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



this Section 7.5(c). The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; PROVIDED that any non-monetary aspect of any settlement shall require the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if such filing is reasonably necessary to protect its interests and either the Indemnified Party is actually entitled to indemnification hereunder or the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests; PROVIDED, THAT there is not a reasonable risk that such filings shall materially and adversely affect the Indemnifying Party's defense; PROVIDED FURTHER THAT prior to making any such filings, the Indemnified Party shall consult with the Indemnifying Party and shall permit the Indemnifying Party to review such filings. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.5(c) and, except as permitted above, shall bear its own costs and expenses with respect to such participation.

                           (iv) If the Indemnifying Party fails to notify the
Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.5(c), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this
Section 7.5(c) but fails to prosecute and handle the Third Party Claim with reasonable diligence and promptness, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; PROVIDED, HOWEVER, that the Indemnified Party may not enter

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



into, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.5(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                           (v) In the event an Indemnified Party should have a
claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim or the calculation of Damages associated therewith, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                           (vi) Payments of all amounts owing by the
Indemnifying Party pursuant to Sections 7.5(c)(iii) and 7.5(c)(iv) hereof shall be made within thirty (30) days after the latest of (i) the settlement of the Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 7.5(c)(v) hereof shall be made within thirty (30) days after the later of (i) the expiration of the sixty-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                           (vii) The failure to provide notice as provided in
this Section 7.5(c) shall not excuse any party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such party's delay or failure to provide notice as provided in this Section 7.5(c).

                           (viii) The indemnification obligations set forth in
this Section 7.5 are made notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of any party in the Closing.

                  (d) ENVIRONMENTAL MATTERS. (i) Notwithstanding anything to the contrary in Sections 7.5(b)(ii), (iii), (iv) and (vi) hereof, Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives from and against any Damages arising out of, resulting from or related to, and shall pay Buyer, its Affiliates and their respective Representatives the full amount of any sum which Buyer or any of its Affiliates or their Representatives pays (including, without limitation, for any fines, penalties, settlements and any curative action relating to such violation) on account of (A) any violation of Environmental Laws (including, without limitation, with respect to required notifications and filings under the federal Emergency Planning and Community Right-to-Know Act) occurring prior to the Closing or occurring prior to the Closing and continuing after the Closing (PROVIDED, HOWEVER, that Buyer shall have made reasonable efforts to correct the violation, and PROVIDED FURTHER THAT Seller shall have no obligation hereunder for any portion of a violation that continues more than ninety (90) days after the Closing) and (B) any Cleanup (as hereafter defined) required under any Environmental Law of Hazardous Materials which were Released (or, in the case of asbestos-containing material, were the cause of a Release) prior to the Closing
(x) on any Property or (y) at any location to the extent the Business is required to incur Damages with respect to the Cleanup of such Release; PROVIDED, HOWEVER, that Seller shall have no indemnification or other obligation pursuant to this Section 7.5(d)(i) with respect to any Known Pre-Closing Environmental

Liabilities. Seller shall be solely responsible for supervising and performing any Cleanup relating to Hazardous Materials on any Property to the extent such Cleanup is subject to the indemnification provisions of this Section 7.5(d)(i); PROVIDED THAT (x) such Cleanup shall be consistent with the provisions of
Section 7.6(c) hereof as applied to the Property in question and shall not include any use or deed restrictions on such Property and (y) Seller shall ensure that all materials relating to the Cleanup that are disposed off-site of the Property are properly disposed of under the name, and as the property of, Seller. Except as specifically set forth above, the indemnification obligations set forth in this Section 7.5(d) shall not include any portion of Damages attributable to the exacerbation due to any actions of Buyer, its Affiliates or Representatives of any condition existing as of the Closing involving any violation of Environmental Laws or any Cleanup of Hazardous Materials.

                           (ii) Notwithstanding anything to the contrary in
Sections 7.5(b)(ii) and (iii) hereof, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives from and against any Damages arising out of, resulting from or related to, and shall pay Seller, its Affiliates and their respective Representatives the full amount of any sum which Seller or any of its Affiliates or their Representatives pays (including, without limitation, for any fines, penalties, settlements and any curative action relating to such violation) on account of (A) any violation of Environmental Laws (including, without limitation, with respect to required notifications and filings under the federal Emergency Planning and Community Right-to-Know Act) occurring on or after the Closing other than as specifically set forth in Section 7.5(d)(i) hereof, (B) any Cleanup of Hazardous Materials which were Released (or, in the case of asbestos-containing material, were for the first time the cause of a Release) on or after the Closing (x) on any Property or (y) at any location to the extent the Business is required to incur Damages with respect to the Cleanup of such Release and (C) the Known Pre-Closing Environmental Liabilities. Buyer shall be solely responsible for supervising and performing any Cleanup relating to Hazardous Materials on any Property to the extent such Cleanup is subject to the indemnification provisions of this
Section 7.5(d)(ii).

                  (e) All indemnification payments under this Section 7.5 shall be treated as adjustments to the Purchase Price for income tax purposes.

                  (f) In the event that the Fagan Litigation does not become an Assumed Liability, following certification of the class of plaintiffs in the Fagan Litigation, Buyer shall pay Seller $500 in cash with respect to each unit that is covered by the class action such payment to be made in respect of each unit promptly following the later of (x) certification of the class of plaintiffs and (y) such unit being covered by either (i) a settlement of the class action which has been approved by the court and (ii) a final judgment in the class action which is not the subject of appeal. In the event and to the extent that it is ultimately determined as described in clauses (i) and (ii) of the preceding sentence that the members of such class are entitled to receive product, Buyer shall provide such product at no cost to Seller in lieu of and in complete substitution for the $500 described in the preceding sentence.

                  SECTION 7.6 NEW ZEALAND PROPERTY. (a) In addition to, and not in limitation of any other provision of this Agreement, and notwithstanding anything to the contrary in Sections 7.5(b) (ii), (iii), (iv) and (vi) hereof, from and after the Closing Date Seller shall be responsible for any Cleanup of Hazardous Materials which were Released prior to the Closing Date on, at, or under the Levin, New Zealand property (the "LEVIN PROPERTY") or Released or disposed of in connection with the Business on any property contiguous to the Levin Property prior to the Closing Date and for which Cleanup is required under any Environmental Law as interpreted by the independent local council that has jurisdiction over the Levin Property. Cleanup shall be in accordance with and to the levels required under any Environmental Laws so interpreted. The parties agree that they will jointly consult the independent local council in the event they disagree as to applicable Cleanup requirements or standards; PROVIDED, HOWEVER, that the parties agree that any Cleanup ordered by a court with jurisdiction shall be deemed to be required by Environmental Law under this Section except to the extent the independent local council requires an additional or more extensive Cleanup.

                  (b) With respect to any discrete part of a Cleanup that is commenced during the term of the New Zealand Lease and regardless of whether such discrete part is completed during the term of the Lease, the Cleanup Costs (as hereafter defined) of such discrete part shall be divided between Seller and Buyer and paid for as follows: (i) Seller shall pay 75% of the total Cleanup Costs, and Buyer shall pay 25% of the total Cleanup Costs. "CLEANUP COSTS" means the costs payable to an independent contractor for the performance of all or part of the actions associated with the discrete part of the Cleanup. Seller shall be responsible for obtaining the services of any independent contractor necessary for the performance of all or part of the actions associated with the discrete part of the Cleanup, and Buyer shall reimburse Seller for 25% of its documented costs paid to such contractor for any work covered by this Section
7.6. (ii) For purposes of this Section 7.6, all discrete parts of a Cleanup contained in a Buyer-approved work plan shall be deemed to have commenced during the term of the Lease if a contract for performance of any one discrete part of a Cleanup contained in such work plan is executed during the term of the Lease, regardless of whether any work relating to any discrete part of a Cleanup under such work plan has occurred during the term of the Lease. (iii) Seller shall be 100% responsible for all Cleanup Costs and other Damages attributable to (x) the exacerbation due to any actions after the Closing of Seller, its Affiliates or Representatives (excluding an independent contractor performing the work) of any condition existing as of the Closing Date involving the Cleanup of Hazardous Materials and (y) unsuccessfully contesting the requirement of a Cleanup in negotiations with a Governmental Entity with jurisdiction over the Levin Property. (iv) Buyer shall be 100% responsible for all Cleanup Costs and other Damages attributable to the exacerbation due to any actions of Buyer, its Affiliates or Representatives (excluding an independent contractor performing the work) of any condition existing as of the Closing Date involving the Cleanup of Hazardous Materials.

                  (c) (i) Seller shall perform any Cleanup in a manner that, to the extent reasonably practicable, minimizes any disruption of or interference with the operations of Buyer.

                  (ii) Seller shall provide to Buyer promptly upon receipt thereof copies of all material investigations, plans, proposals and drafts thereof relating to any proposed Cleanup or discrete part thereof which Seller is or may be required to perform hereunder, and shall provide Buyer with an opportunity to comment on such documents. Seller shall provide Buyer with full and timely access to any independent contractor retained by Seller, with respect to any Cleanup for which Buyer is or may be obligated to reimburse Seller under
Section 7.6(b) hereof. Seller shall provide Buyer with timely notice of and an opportunity to attend (at Buyer's sole expense) any meeting between Seller and Governmental Entities or other Persons relating to the Cleanup.

                  (iii) Any Cleanup performed by Seller hereunder shall be performed in a workmanlike manner, using appropriate technology, in accordance with all applicable Environmental Laws and occupational safety and health requirements. Seller shall require all its employees, agents, contractors, subcontractors, representatives and invitees entering upon any of operations of Buyer to be bound by Buyer's reasonable terms and conditions for such Persons entering such property. Buyer shall have the right, with the full cooperation of Seller, upon reasonable advance notice, to inspect and test (at Buyer's sole expense), all equipment, monitoring devices, samples, transportation vehicles and facilities taken, used or to be used by Seller on the Levin Property or any property contiguous thereto. Seller shall pay, when due, all invoices, bills and claims for labor or materials furnished for any Cleanup performed by Seller pursuant hereto, which claims are or may be secured by any mechanic's or materialman's lien against the Levin Property or any interest therein; PROVIDED, HOWEVER, that notwithstanding the foregoing, Seller shall have the right to contest any request for payment and withhold any payment with the consent of Buyer, which consent shall not be unreasonably withheld. During any work that Seller performs (including, without limitation, any operation, closure or post-closure monitoring and care) on the Levin Property or a property contiguous thereto, Seller shall be solely responsible for compliance with all laws, regulations, rules and professional standards applicable to its work. Seller shall use reasonable efforts to require any contractor who performs Cleanup hereunder to obtain automobile and comprehensive general liability insurance in amounts customary for work of the nature and scope of the Cleanup, and shall use reasonable efforts to require Buyer and Seller be named as a co-insureds of any such insurance.

                  (d) Seller shall not commence any Cleanup without obtaining Buyer's approval as follows: (i) Prior to commencing any discrete part of a Cleanup, Seller shall provide Buyer with a detailed work plan for such discrete part, including itemized cost estimates. For purposes of this Section 7.6, a "discrete part of a Cleanup" means all required remedial actions for specific environmental media (e.g., soil, ground water), as well as specific stages of a Cleanup (e.g., establishment of Cleanup requirements, negotiations with Governmental Entities, preliminary investigation, more detailed investigation).
(ii) No later than 30 days after receiving such detailed work plan, Buyer shall notify Seller either that it approves the work plan, in which case Seller may proceed with the discrete part of the Cleanup, or that it disapproves such work plan. If Buyer disapproves such work plan, Buyer shall have 30 days to notify Seller that it is terminating the New Zealand Lease. If Buyer fails to so notify Seller, Buyer shall be deemed to have approved the work plan, in which case Seller may proceed with the discrete part of the Cleanup. Notwithstanding
Section 7.6(b)(ii) hereof, if Buyer notifies Seller that it is terminating the New Zealand Lease, any Cleanup that Seller performs under a work plan that Buyer has not approved shall be deemed to have commenced after the termination of the Lease. In addition to the foregoing, Seller may, prior to receiving the approval of Buyer, enter into a contract with an independent consultant to (w) perform pre-remedial studies, investigations and governmental negotiations as a basis for developing a detailed work plan for a discrete part of a Cleanup, (x) develop a detailed work plan for a discrete part of a Cleanup, (y) take emergency Cleanup action or (z) respond to any government requests for information or documents in any way relating to cleanup, removal, abatement, containment, treatment or remediation or potential cleanup, removal, abatement, containment, treatment or remediation of Hazardous Materials in the indoor or outdoor environment, but such a contract shall not be deemed to commence a discrete part of a Cleanup under Section 7.6(b) hereof unless Buyer ratifies the performance of such work, which ratification shall not be unreasonably withheld, in which case the work shall be deemed to be a discrete part of a Cleanup covered by a Buyer-approved work plan under Section 7.6(b) hereof.

                  (e) In the event Buyer receives any demand, order or request relating to a Cleanup covered by this Section 7.6 from a Governmental Entity or third party, or otherwise becomes aware that a Cleanup covered by this Section
7.6 may be required, Buyer shall promptly notify Seller of such facts. Seller hereby consents to, and agrees not to contest, the personal jurisdiction of the courts of New Zealand over Seller for purposes of ensuring the parties' compliance with their covenants, and adjudicating any claims between the parties, under this Section 7.6, and Seller further agrees that venue proper for any claims relating to environmental conditions at the Levin Property is proper for claims relating to this Section 7.6.


                                  ARTICLE VIII

                                   DEFINITIONS

                  For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  "Absent Employees" has the meaning set forth in Section 5.7(a) hereof.

                  "Affected Employees" has the meaning set forth in Section 5.7(a) hereof.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "Allocation" has the meaning set forth in Section 5.8 hereof.

                  "Arthur Andersen" has the meaning set forth in Section 2.6(b) hereof.

                  "Asset Affiliate" has the meaning set forth in the preamble hereto.

                  "Assets" has the meaning set forth in Section l.l(a) hereof.

                  "Assumed Liabilities" has the meaning set forth in Section 1.2 hereof.

                  "Australian Foreign Change of Control Law" has the meaning set forth in Section 3.3(b) hereof.

                  "Basket Amount" has the meaning set forth in Section 7.5(b)(ii) hereof.

                  "Basket Losses" has the meaning set forth in Section 7.5(b)(ii) hereof.

                  "Bill of Sale" means the duly executed bill of sale, substantially in the form attached hereto as Exhibit B, that Seller shall deliver to Buyer effecting the sale, assignment, transfer and delivery of the Assets.

                  "Board" has the meaning set forth in Section 3.1(b) hereof.

                  "Business" means the business conducted by the Division.

                  "Buyer" has the meaning set forth in the preamble hereto.

                  "Buyer Disclosure Schedule" means the disclosure schedule delivered by Buyer to Seller substantially concurrently with the execution and delivery by Seller of this Agreement.

                  "Buyer's Closing Certificate" has the meaning set forth in
Section 6.3(a) hereof.

                  "Claim Notice" has the meaning set forth in Section 7.5(c)(i) hereof.

                  "Cleanup" means all actions required to: (1) cleanup, remove, abate, contain, treat, remediate or prevent exposure to Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, abatement, containment, treatment or remediation or potential cleanup, removal, abatement, containment, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                  "Cleanup Costs" has the meaning set forth in Section 7.6(b) hereof.

                  "Closing" means the closing of the transactions contemplated by this Agreement.

                  "Closing Balance Sheet Principles" has the meaning set forth in Section 2.6(a) hereof.

                  "Closing Cash Payment" has the meaning set forth in Section
1.4 hereof.

                  "Closing Date" means the date of the Closing.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Competing Business" has the meaning set forth in Section 5.14 hereof.

                  "Confidentiality Agreement" means the confidentiality agreement entered into between Harbour Group Industries, Inc. and Seller, dated as of March 11, 1996, as amended.

                  "Contracts" has the meaning set forth in Section l.l(a)(v) hereof.

                  "Conveyed Subsidiaries" means Snorkel Elevating Work Platforms Limited, a company incorporated under the laws of New Zealand and subsidiary of Seller, and Snorkel Elevating Work Platforms Pty Limited, a corporation organized under the laws of New South Wales, Australia and subsidiary of Seller.

                  "Conveyed Subsidiaries' Release" means the release substantially in the form attached hereto as Exhibit L.

                  "Damages" has the meaning set forth in Section 7.5(a)(i) hereof.

                  "Deeds" means quitclaim deeds in recordable form with respect to the Property substantially in the form set forth in Exhibit C.

                  "Designee's Release" means the release substantially in the form attached hereto as Exhibit K.

                  "Designee Shares" has the meaning set forth in Section 1.1(a)(xii) hereof.

                  "Division" means the Snorkel division of Seller, including the Conveyed Subsidiaries.

                  "Division Financial Statements" has the meaning set forth in
Section 3.4 hereof.

                  "Election Period" has the meaning set forth in Section 7.5(c)(ii) hereof.

                  "Employee" means any Affected Employee, as described in
Section 5.7 hereof, or any former employee of the Business.

                  "Employment Agreements" has the meaning set forth in Section 5.7(d) hereof.

                  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Seller or either of the Conveyed Subsidiaries, or (b) circumstances forming the basis of any violation of any Environmental Law.

                  "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" has the meaning set forth in Section l.l(c) hereof.

                  "Excluded Intellectual Property" has the meaning set forth in Section l.l(c)(v) hereof.

                  "Fagan Litigation" has the meaning set forth in Section 1.2(n) hereof.

                  "Figgie Licensing" has the meaning set forth in the preamble hereto.

                  "Figgie Properties" has the meaning set forth in the preamble hereto.

                  "Figgie Real Estate" has the meaning set forth in the preamble hereto.

                  "Figgie Trademarks and Logos" means the name of Seller and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the name "Figgie", including any name or mark confusingly similar thereto, and the goodwill relating thereto.

                  "Final Closing Balance Sheet" has the meaning set forth in
Section 2.6(b) hereof.

                  "Final Closing Report" has the meaning set forth in Section 2.6(b) hereof.

                  "Final Net Assets" has the meaning set forth in Section 2.6(b) hereof.

                  "Financial Statements" has the meaning set forth in Section
3.4 hereof.

                  "GAAP" means U.S. generally accepted accounting principles.

                  "General Assignments" has the meaning set forth in Section 1.7(e) hereof.

                  "General Litigation Claims" has the meaning set forth in
Section 1.2(i) hereof.

                  "Government Contract" means a mutually binding legal relationship obligating Seller or a Conveyed Subsidiary to furnish supplies or services and a government or government agency to pay for them, including all types of commitments that obligate the government of the United States, New Zealand or Australia to an expenditure of appropriated funds and that, except as otherwise authorized, are in writing. In addition to bilateral instruments, "Government Contract" includes (but is not limited to) awards and notices of awards; job orders or task letters issued under basic ordering agreements; letter contracts; orders, such as purchase orders, under which the contract becomes effective by written acceptance or performance; and bilateral contract modifications.

                  "Governmental Entity" means any foreign, United States, state or local governmental entity or municipali-ty or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory authority or agency.

                  "Hazardous Materials" means all substances defined as Hazardous Substances, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law including, without limitation, petroleum products.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Hogan Services Agreement" means that certain services agreement, dated September 28, 1990, between Seller and Ross Hogan.

                  "Independent Accounting Firm" means the national accounting firm retained to resolve any disputes between Buyer and Seller over any item contained in the Final Closing Balance Sheet.

                  "Indemnified Party" has the meaning set forth in Section 7.5(b)(i) hereof.

                  "Indemnifying Party" has the meaning set forth in Section 7.5(b)(i) hereof.

                  "Indemnity Notice" has the meaning set forth in Section 7.5(c)(v) hereof.

                  "Intellectual Property" has the meaning set forth in Section l.l(a)(viii) hereof.

                  "IRS" has the meaning set forth in Section 3.15(e)(i) hereof.

                  "Known Pre-Closing Environmental Liabilities" has the meaning set forth in Section 1.2(j) hereof.

                  "Legal Proceedings" has the meaning set forth in Section 2.2(d) hereof.

                  "Legal Requirement" means all applicable laws, statutes, ordinances, orders, rules, regulation or requirements.

                  "Levin Property" has the meaning set forth in Section 7.6(a) hereof.

                  "Liens" has the meaning set forth in Section 3.7(a) hereof.

                  "Manufacturing Equipment Contracts" has the meaning set forth in Section 1.1(d) hereof.

                  "Material Adverse Effect" has the meaning set forth in Section 3.1(a) hereof.

                  "Material Contracts" has the meaning set forth in Section 3.10 hereof.

                  "New Zealand Foreign Change of Control Law" has the meaning set forth in Section 3.3(b) hereof.

                  "New Zealand Lease" means the lease substantially in the form attached hereto as Exhibit M.

                  "Other Instruments" means such duly executed, good and sufficient instruments of conveyance, transfer and assignment, other than the Bill of Sale, the Deeds and the General Assignments, as shall be reasonably required by Buyer and its counsel and as shall be necessary to convey to Buyer all of Seller's rights, title and interests in and to the Assets.

                  "Pension Plan" has the meaning set forth in Section 3.15(b) hereof.

                  "Permits" has the meaning set forth in Section l.l(a)(ix) hereof.

                  "Permitted Liens" has the meaning set forth in Section 3.7(a) hereof.

                  "Person" means and includes any natural person, firm, individual, partnership, joint venture, company, corporation, business trust, trust, association, unincorporated organization or a Governmental Entity.

                  "Plans" has the meaning set forth in Section 3.15(a) hereof.

                  "Preliminary Closing Balance Sheet" has the meaning set forth in Section 2.6(a) hereof.

                  "Preliminary Closing Report" has the meaning set forth in
Section 2.6(a) hereof.

                  "Preliminary Net Assets" has the meaning set forth in Section 2.6(a) hereof.

                  "Price Waterhouse" has the meaning set forth in Section 2.6(b) hereof.

                  "Prior Welfare Plans" has the meaning set forth in Section 5.7(b) hereof.

                  "Property" has the meaning set forth in Section l.l(a)(i) hereof.

                  "Purchase Price" has the meaning set forth in Section 1.4 hereof.

                  "Real Property Leases" has the meaning set forth in Section l.l(a)(ii) hereof.

                  "Records" has the meaning set forth in Section 2.2(b) hereof.

                  "Reemployment Date" has the meaning set forth in Section 5.7(a) hereof.

                  "Related Agreements" means those other agreements and instruments required to be executed pursuant to this Agreement.

                  "Release" means any release, spill, emission, escape, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the workplace or the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  "Replacement Welfare Plans" has the meaning set forth in
Section 5.7(b) hereof.

                  "Representatives" has the meaning set forth in Section 7.5(a)(i) hereof.

                  "Retained Liabilities" has the meaning set forth in Section
1.3 hereof.

                  "Retained Property" has the meaning set forth in Section 1.1(c)(vi) hereof.

                  "Seller" has the meaning set forth in the preamble hereto.

                  "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer substantially concurrently with the execution and delivery by Seller of this Agreement.

                  "Seller's Closing Certificate" has the meaning set forth in
Section 6.2(a) hereof.

                  "Seller's Designee" means Ross Hogan.

                  "Seller's Release" means the release substantially in the form attached hereto as Exhibit J.

                  "Shares" has the meaning set forth in the recitals hereto.

                  "Snorkel-Australia" has the meaning set forth in Section 3.2(d) hereof.

                  "Snorkel-New Zealand" has the meaning set forth in Section 3.2(d) hereof.

                  "Software Contracts" has the meaning set forth in Section 1.1(d) hereof.

                  "St. Joseph Lease" means the lease substantially in the form attached hereto as Exhibit D.

                  "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Subsidiary Assets" has the meaning set forth in Section 3.7(a) hereof.

                  "Subsidiary Financial Statements" has the meaning set forth in
Section 3.4 hereof.

                  "Subsidiary Intellectual Property" means (i) all domestic and foreign registered trademarks, registered copyrights and patents, and applications for any of the foregoing (excluding the Excluded Intellectual Property) that are owned as of the Closing Date by the Conveyed Subsidiaries and
(ii) all other material trade names, service marks, logos and assumed names (excluding the Excluded Intellectual Property) that are owned as of the Closing Date by the Conveyed Subsidiaries, which Subsidiary Intellectual Property is listed in Section l.l(a)(viii) of the Seller Disclosure Schedule.

                  "Subsidiary Material Adverse Effect" has the meaning set forth in Section 3.2(a) hereof.

                  "Subsidiary Real Property Leases" has the meaning set forth in
Section 3.9(a) hereof.

                  "Subsidiary Property" has the meaning set forth in Section 3.8(a) hereof.

                  "Tax Benefit" shall mean the present value of any net reduction or increase in Taxes attributable to any loss, deduction (including any positive or negative changes in any depreciation or amortization deductions arising from any adjustments to the basis of assets, including any adjustment to purchase price arising from indemnification payments), credit or similar item for any

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



Tax purpose. The amount of any Tax Benefit shall be calculated (i) using the Indemnified Party's actual effective tax rate for federal, state and local Tax purposes at the time the indemnification payment is made; (ii) with the assumption that all Tax Benefits will be utilized by the Indemnified Party at the first time that such Tax Benefits are allowable under the applicable Tax law in existence at the time the indemnification payment is made; and (iii) using the mid-term applicable federal rate (for annual payments) for present value calculations. Any net negative Tax Benefits shall be treated as additional Damages subject to indemnification under Section 7.5 hereof.

                  "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

                  "Taxes" means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, stamp duty, occupation, premium, property or windfall profits taxes, environment, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority and (ii) any liability for the payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                  "Taxing Authority" means any federal, state, local or foreign governmental entity or other authority (individually or collectively) that is involved in any way with the determination, assessment or collection of any Tax.


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



                  "Third Party Claim" has the meaning set forth in Section 7.5(c)(i) hereof.

                  "Undertaking" has the meaning set forth in Section l.5 hereof.

                  "Welfare Plan" has the meaning set forth in
Section 3.15(c) hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.1 FURTHER ASSURANCES. From time to time after the Closing Date, at the request of any party hereto and at the expense of such party, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby and by the Related Agreements.

                  SECTION 9.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) when mailed in the United States by registered or certified mail, postage prepaid, return receipt requested or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                  If to Buyer, to:

                  SKL Lift, Inc.
                  c/o Omniquip International, Inc.
                  369 West Western Avenue
                  Port Washington, Wisconsin 53074
                  Fax:  (414) 284-4955
                  Attention:  P. Enoch Stiff

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



                               President and Chief Executive
                                 Officer

                  with a copy to:

                  Dickstein Shapiro Morin & Oshinsky LLP
                  2101 L Street, N.W.
                  Washington, D.C. 20037
                  Fax:  (202) 887-0689
                  Attention:  Ira H. Polon, Esq.

                  If to Seller, to:

                  Figgie International Inc.
                  4420 Sherwin Road
                  Willoughby, Ohio 44094
                  Fax:  (216) 953-2859
                  Attention:  Robert D. Vilsack, Esq.
                                      General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022-9931
                  Fax:  (212) 735-2000
                  Attention:  Lou R. Kling, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                  SECTION 9.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

                  SECTION 9.4 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, Seller and Buyer may each assign any and all of its rights under Article VII hereof to any of its lenders.

                  SECTION 9.5 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Seller and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

                  SECTION 9.6 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred

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



to has been made available if requested by the party to whom such information is to be made available. Matters referred to in this Agreement as "to the knowledge of Seller" and "to Seller's knowledge" shall mean the actual knowledge of Steven
L. Siemborski, Robert D. Vilsack, Richard A. Solon, Roy Brittingham, Stewart Thompson and Ross A. Hogan.

                  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  SECTION 9.7 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the exhibits and other documents referred to herein or delivered pursuant hereto that form a part hereof, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or either of them with respect to the subject matter hereof.

                  SECTION 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  SECTION 9.9 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of spe-cific performance without the necessity of proving the inadequacy of money damages as a remedy.

                  SECTION 9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of

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



which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               FIGGIE INTERNATIONAL INC.


                               By: /s/ Steven L. Siemborski
                                   ---------------------------------------------
                                   Name:    Steven L. Siemborski
                                   Title:   Senior Vice President and
                                              Chief Financial Officer

                               FIGGIE INTERNATIONAL REAL ESTATE INC.


                               By: /s/ Robert D. Vilsack
                                   ---------------------------------------------
                                   Name:    Robert D. Vilsack
                                   Title:   Secretary

                               FIGGIE PROPERTIES INC.


                               By: /s/ Robert D. Vilsack
                                   ---------------------------------------------
                                   Name:    Robert D. Vilsack
                                   Title:   Secretary

                               FIGGIE LICENSING CORPORATION


                               By: /s/ Robert D. Vilsack
                                   ---------------------------------------------
                                   Name:    Robert D. Vilsack
                                   Title:   Secretary

                               FIGGIE RISK MANAGEMENT CO.


                               By:  /s/ Robert D. Vilsack
                                   ---------------------------------------------
                                    Name:   Robert D. Vilsack
                                    Title:  Secretary

                               SKL LIFT, INC.


                               By:  /s/ P. Enoch Stiff
                                   ---------------------------------------------
                                    Name:   P. Enoch Stiff
                                    Title:  President

                                    GUARANTY


                  The undersigned ("GUARANTOR") hereby agrees to guaranty the obligations of SKL Lift, Inc., a Delaware corporation (the "BUYER"), under the Asset Purchase Agreement, dated as of July 19, 1997, by and among Figgie International Inc., a Delaware corporation, Figgie International Real Estate Inc., a Delaware corporation, Figgie Properties Inc., a Delaware corporation, Figgie Licensing Corporation, a Delaware corporation, Figgie Risk Management Corporation, a Florida corporation, and Buyer.

                  The obligations of Guarantor under this guaranty are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, waived, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, (i) any bankruptcy, insolvency, reorganization, dissolution, liquidation or the like of Guarantor, (ii) any merger or consolidation of Guarantor into or with any other entity or (iii) any sale of all or substantially all of the assets of Guarantor.

                  This guaranty shall be governed by and construed in all respects under the laws of the State of New York.


                             OMNIQUIP INTERNATIONAL, INC.


                             By: /s/ P. Enoch Stiff
                                 -------------------------
                                 Name:   P. Enoch Stiff
                                 Title:  President and Chief
                                           Executive Officer